AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August __, 2004

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

CCI GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Utah

   87-0648148

(State or other jurisdiction of

(I.R.S. Employer

incorporation or organization)

Identification No.)

405 PARK AVENUE, 10TH FLOOR,

NEW YORK, NEW YORK 10022

(212) 421-1400

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant's Principal Executive Offices)

FRED W. JACKSON, JR.-PRESIDENT AND CEO

405 PARK AVENUE, 10TH FLOOR,

NEW YORK, NEW YORK 10022

(212) 421-1400

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

WITH COPIES TO:

DANIEL H. LUCIANO, ESQ.

242A WEST VALLEY BROOK ROAD

CALIFON, NEW JERSEY 07830

(908)-832-5546

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME, AT THE DISCRETION OF THE SELLING SHAREHOLDERS AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, no par value Common stock, no par value	1 0,000,000 shares(2) 4,775,483 shares(3)	$1.31 $1.31	$1 3,100,000 $ 6,255,883	$ 1,847.33 $ 605.06

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on August  18, 2004.

(2) Represents up to approximately 10,000,000 shares are issuable upon conversion of the obligations under a term note .

(3) Represents up to 1,988,542 shares are issuable upon the exercise of common stock warrants, and up to 2,786,941 shares are issuable upon exercise of a common stock option

.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE

PART I – Information Required in Prospectus

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST __, 2004

PROSPECTUS

CCI GROUP, INC.

14,775,483 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of 14,775,483 shares of our common stock. Of the total amount, 13,594,633 shares relate to rights of an institutional investor. Of this amount, up to approximately

10,000,000 shares are issuable upon conversion of a term note, up to 807,692 shares are issuable upon the exercise of common stock warrants, and up to 2,786,941 shares are issuable upon exercise of common stock options. The remainder of the total amount, 1,180,850 shares, represents shares issuable upon conversion of common stock warrants held by other parties. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

Our common stock is registered under Section 15(d) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "CCIG." The last reported sale price per share of our common stock as reported by the Over-The-Counter Bulletin Board was on August 4, 2004 at a price of $1.30.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

SEE "RISK FACTORS" BEGINNING ON PAGE 5.

Neither Securities and Exchange Commission nor state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2004.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that we filed with the Securities and Exchange Commission. The Selling Stockholder may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

Table of Contents

                                                                                                      Page No.

Prospectus Summary............................................................................

Risk Factors..........................................................................................

Special Note Regarding Forward Looking Statements.........................

Use of Proceeds.....................................................................................

Market for Common Equity and Related Stockholder Matters.............

Dilution..................................................................................................

Description of Business.........................................................................

Description of Property.........................................................................

Plan of Operations.................................................................................

Selling Security Holders………………………………………………

Plan of Distribution...............................................................................

Description of Securities......................................................................

Directors, Executive Officers, Promoters and

Control Persons.......................................................................................

Security Ownership of Certain Beneficial Owners

and Management......................................................................................

Executive Compensation.......................................................................

Certain Relationships and Related Transactions...................................

Disclosure of Commission Position on Indemnification For

Securities Act Liabilities..........................................................................

Litigation................................................................................................

Changes In and Disagreements with Accountants..................................

Transfer Agent………………..................................................................

Interest of Named Experts and Counsel..................................................

Where You Can Find More Information................................................

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and does not contain  all of the  information  necessary  to  your  investment  decision.  To understand this offering fully, you should read carefully the entire prospectus, especially the risks of investing in our common  stock  discussed  under "Risk Factors."

In connection with a private placement transaction with Laurus Master Fund, Ltd., this  prospectus  covers the resale of up to an  aggregate of 13,594,633 shares of our common stock,  representing;

-up to approximately 10,000,000 shares that may become issuable upon  conversion of the obligations under the  three-year  $10,500,000 secured convertible term note at a fixed conversion price of $1.37 per share,

-up to 807,692 shares of our common stock issuable  upon the  exercise of a warrant. One third of the shares are exercisable at $2.06 per share , one third of the shares are exercisable at $2.40

 per share , and  the remaining one third of the shares are

exercisable at $2.74 per share ..

-up to 2,786,941 shares of our common stock issuable  upon the  exercise of an option at

 $0.0036 per share.

This prospectus also relates to an additional 1,180,850 shares of common stock underlying common stock warrants.

Our Company

We are a Delaware corporation, and we have two wholly owned subsidiaries, Caribbean Clubs International, Inc., a Delaware corporation and Beach Properties Barbuda, Ltd., an Antiguan corporation. Our plan of operations entails a two fold strategy of; developing a network of luxury resorts in the Caribbean through acquisition, and converting  acquired resorts to “member only” clubs through a membership plan which we have developed.  Membership entitles members to use the resorts under our membership plan. We acquired our first resort property, located on the island of Barbuda, West Indies, on September 18, 2003. The resort features 23 oceanfront suites and one villa situated on a pristine Caribbean beach. We intend to acquire other luxury resorts in the Caribbean .. In April 2003, we initiated preliminary marketing efforts of our membership plan. We have suspended membership marketing efforts until we have acquired at least one more resort.

We have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended December 31, 2003 and 2002, we had a net losses of $(3,482,120) and $(599,852), respectively. We expect to continue to incur significant expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing.

Our principal executive offices are located at 405 Park Avenue, 10th Floor, New York, New York 11022 and our telephone number is (212) 421-1400. We are incorporated in the State of Utah.

The Offering

Common Stock to be offered by the Selling Shareholders

14,775,483 Shares of Common Stock

Common Stock to be outstanding after the Offering

24,437,390 Shares of Common Stock

Use of Proceeds

All proceeds from the Offering will be

received by the selling shareholders. We

may receive proceeds from the exercise

of stock warrants and stock options by

the selling shareholders.

Over the Counter Bulletin Board Symbol

CCIG

Risk Factors

You should read the "Risk  Factors"

section  beginning  on  page  5, as

well as other cautionary statements

throughout this prospectus,  before

investing  in shares of our  common

stock.

RISK FACTORS

If you purchase shares of our common stock, you will take on a financial risk. In deciding whether to invest, you should consider carefully the following factors, the information contained in this prospectus and the other information to which we have referred you. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS

WE MAY NEVER BECOME PROFITABLE AND CONTINUE AS A GOING CONCERN BECAUSE WE HAVE HAD LOSSES SINCE OUR INCEPTION.

We may never become profitable and continue as a going concern because we have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended December 31, 2003 and 2002, we had net losses of $ (3,482,120) and $(599,852), respectively , and we have a cumulative loss from inception of $(6,439,866) .. We expect to continue to incur significant expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses. We can not predict  whether will be successful in the future.

OUR BUSINESS OPERATIONS WILL BE HARMED IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING.

Our business operations will be harmed if we are unable to obtain additional funding. We will require additional financing to meet the working capital requirements of our New York office and Barbuda resort, as well as funds to acquire additional resort properties. On July 29, 2004, we closed a transaction with Laurus Master Fund, Ltd. to provide additional capital in the form of a convertible term note. We expect to use these proceeds to acquire additional resort properties. We may use the funds to pay for up to 60% of the lesser of (i) the total cash paid for an acquired resort property or (ii) of the appraised value of the property, provided that; certain terms and condition are met including that Laurus approve the transaction and that they receive a first, priority lien on each property acquired with the note funds. We will require additional financing to pay for the remaining 40% of the acquisition price of any new resort, as well as to satisfy our working capital needs. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain opportunities. We also may be forced to scale back our existing operations.

EXISTING SHAREHOLDERS MAY SUFFER SIGNIFICANT DILUTION DUE TO OUR CAPITAL NEEDS.

We require additional funds to support our current working capital requirements, as well funds to acquire other resorts.  If we are successful in raising these funds, we may be required to issue our common stock, possibly at a discount to the market price. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute our common stock book value, and the resultant dilution may be material.

LIMITED OF INDICATIONS OF ACCEPTABILITY OF OUR MEMBERSHIP CONCEPT.

In addition to revenues from resort operations, we expect to generate revenues through the sale of memberships to our resorts.   M embership fee s and annual dues are initially targeted at $50,000 and $6,000, respectively .. We have received limited indications as to the commercial acceptability of our membership program and fees. The sale of memberships is subject to several risks including but not limited to; pricing of comparable memberships and time share properties, the perceived value of the membership, our ability to acquire and maintain properties attractive to prospective members, as well as national and international economic conditions. Therefore, we can not predict whether we will be successful in selling our membership concept. If we are unable to sell memberships in sufficient quantities, our operations will be negatively impacted.

WE ARE HIGHLY LEVERAGED AND REQUIRE OPERATING INCOME OR ADDITIONAL CAPITAL TO PAY OUR DEBT SERVICE.

As of June 30, 2004, we have total current liabilities of $750,868, long term notes payable of $3,276,172, and a long term capital lease pay able of $4,118,023. Notes payable relate to subordinated notes which we sold during 2003 and 2004. Capital lease payments are outstanding leasehold obligation on the Barbuda property. On July 29, 2004,  we closed on a debt financing for $10,500,000 to be used to acquire resort properties. Our working capital as of June 30, 2004 was $(587,605). We expect to service our existing debt arrangements through additional financing , income generated from existing and newly acquired resort properties, a nd membership sale revenue s. As of the date of this prospectus, revenues from our resort operation have been limited and membership sales have been non-existent. Although we expect future acquisitions and membership sales  to contribute to cash flow, we can not predict whether we will achieve sufficient revenues from resort operations or from membership sales to service our existing debt obligations.

A DOWNTURN IN ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

The resort industry historically has been subject to substantial cyclical variations, and its business typically relies upon the expenditure of consumer discretionary income. A significant downturn in the US or global economy or any other uncertainties regarding future economic prospects could affect consumer spending habits which would have a material adverse impact on our operations and financial results.

INCLEMENT WEATHER COULD ADVERSELY AFFECT OUR BUSINESS.

Our existing and targeted Caribbean resorts are subject to weather-related risks, such as  hurricanes and tropical storms. Weather related incidents could render a resort inoperable for its prime occupancy period, or could curtail travel to a resort. The prime occupancy period for Caribbean resorts is from November through May. Unfavorable weather or the inoperability of a resort during this period could result in a significant loss of operating income.

TERRORIST ACTS COULD ADVERSELY AFFECT OUR BUSINESS.

Terrorist acts worldwide could adversely affect our business.  The travel and hospitality industry experienced a significant negative impact from terrorist acts in the past. Since our resorts are accessible only by air travel, terrorist acts or perceived threats of these acts in the future could affect the willingness of travelers to visit our resorts.  If travel is significantly reduced particularly during our limited “high” season, we could experience a significant loss of operating income.

IF AN EVENT OF DEFAULT OCCURS UNDER THE CONVERTIBLE NOTE ISSUED TO LAURUS, IT COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION.

On July 29, 2004 we issued a  $10,500,000  convertible term note to Laurus. Events of default under the note include:

          o    failure to pay interest and principal payments when due;

          o     our breach of any  material  covenant or term or condition of the note or in any related agreements;

          o     our breach of any material representation or warranty made in the note or in any related agreement;

          o    we make an  assignment for the benefit of creditors, or a receiver or trustee is appointed for us;

          o    any form of bankruptcy or insolvency  proceeding is instituted by or against us, which is not vacated within 90 days;

          o    any money judgment or similar final process filed against us for more than $50,000, and shall remain unvacated, unbonded  or unstayed for a period of thirty (30) days;

          o    our  failure to timely  deliver  shares of common  stock when due upon conversions of the note;

and

          o    our common stock is suspended for 5 consecutive days or 5 days during any 10 consecutive days from a principal market.

If we default  on the note and the  holder  demands  all  payments  due and payable, we will be required to pay default interest at the rate of 2% above the non default rate. The cash required to pay such amounts will most likely come out of our working  capital.  Since we rely on our working capital for our day to day  operations,  a default o f the Laurus note will have a material  adverse  effect  on our  business,  operating  results,  or  financial condition to such extent that we will be forced to restructure, file for bankruptcy, sell assets or cease operations,  any of which could adversely impact our operations the value of our common stock.

RISKS RELATING TO OUR COMMON STOCK

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO THE SECURITIES REGISTERED HEREIN AND AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE.

The market price of our common stock may decline due to the large number of shares registered under this offering that may be available for future sale, and the sale of these shares may depress the market price. Upon effectiveness of the registration statement to which this prospectus relates, 14,775,483 shares of our common stock will be available for future sale, without restriction. The sale of these shares may depress the market price of our common stock.

WE MAY EXPERIENCE VOLATILITY IN OUR STOCK PRICE, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT.

If you purchase shares from this offering, you may not be able to  resell  those  shares at or above the  price you paid.  The market price of our common stock may  fluctuate  significantly  in response to a number of factors, some of which are beyond our control, including:

          o    our inability to receive future funding;

          o    changes in market valuations of other similar companies;

          o    additions or departures of key personnel;

          o    any deviations in net sales or in losses from levels  expected by securities analysts; and

          o    future sales of common stock.

In addition,  the stock market has recently  experienced extreme volatility that has often been unrelated to the performance of particular companies.  These market  fluctuations  may  cause  our  stock  price  to fall  regardless  of our performance.

OUR COMMON STOCK IS THINLY TRADED AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES.

Our common stock is thinly traded on the OTC Bulletin Board. This means that the buy and sell volume for our common stock OTC Bulletin Board has been limited. If you purchase shares under this prospectus, you may not be able to resell them in the market.

BECAUSE OUR SHARES ARE DEEMED "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

The  Securities  and  Exchange  Commission  has adopted  regulations  which generally  define a "penny  stock" to be any equity  security  that has a market price (as therein  defined) less than $5.00 per share or with an exercise  price of less than $5.00 per share,  subject to certain exceptions.  Additionally,  if the equity  security is not  registered or  authorized on a national  securities exchange or Nasdaq,  the equity security also would  constitute a "penny stock." As  our  common  stock  falls  within  the  definition  of  penny  stock,  these regulations require the delivery,  prior to any transaction involving our common stock, of a risk disclosure  schedule  explaining the penny stock market and the risks  associated  with  it.  Disclosure  is  also  required  to be  made  about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities.  In addition,  monthly statements are required to be sent  disclosing  recent price  information for the penny stocks. The  ability  of  broker/dealers  to sell our  common  stock and the  ability of shareholders to sell our common stock in the secondary  market would be limited. As a result,  the market  liquidity  for our common  stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other  regulations  in the  future,  which would negatively affect the market for our common stock.

WE HAVE ADDITIONAL SECURITIES AVAILABLE FOR ISSUANCE, INCLUDING PREFERRED STOCK, WHICH IF ISSUED COULD ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

Our articles of incorporation  authorize the issuance of 50,000,000  shares of common stock and 10,000,000  shares of preferred  stock. Our  board  of  directors, without shareholder approval, can issue common stock and the  preferred  stock, and can establish the terms of the  preferred  stock, including dividend rights, voting rights,  liquidation preference and conversion rights . Any issuance of preferred stock could adversely affect the rights of the  holders of common  stock by,  among  other  things,  establishing preferential  dividends,  liquidation  rights  or  voting  powers.  Accordingly, shareholders,  including those purchasing the securities offered hereby, will be dependent  upon the judgment of our  management  in  connection  with the future issuance  and sale of shares of our common  stock and  preferred  stock,  in the event that buyers can be found therefor. Any future issuances of common stock or preferred  stock would further  dilute the  percentage  ownership of our company held by the public  shareholders.  Furthermore,  the issuance of preferred stock could be used to discourage or prevent efforts to acquire control of our company through acquisition of shares of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This  prospectus  contains  forward-looking  statements,   which  generally include the plans and objectives of management for future operations,  including plans and objectives relating to our future economic performance and our current beliefs  regarding  revenues we might earn if we are successful in  implementing our business strategies. The forward-looking statements and associated risks may include,  relate to or be qualified by other important factors. You can identify forward-looking  statements generally by the use of forward-looking  terminology such as "believes,"  "expects,"  "may," "will,"  "intends,"  "plans,"  "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations  of  those  terms,  including  their  use  in  the  negative,  or  by discussions of  strategies,  opportunities,  plans or  intentions.  You may find these  forward-looking  statements  under the captions  "Risk  Factors," "Use of Proceeds,"  "Plan of Operations,"  and  "Description  of  Business,"  as well as captions elsewhere in this prospectus.  A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under "Risk Factors" and "Description of Business."

These  forward-looking  statements  necessarily depend upon assumptions and estimates  that  may  prove  to be  incorrect.  Although  we  believe  that  the assumptions  and  estimates  reflected  in the  forward-looking  statements  are reasonable,  we cannot  guarantee that we will achieve our plans,  intentions or expectations.  The  forward-looking  statements involve known and unknown risks, uncertainties  and other  factors  that may cause  actual  results  to differ in significant   ways  from  any  future  results   expressed  or  implied  by  the forward-looking statements.

Any of the factors  described above or in the "Risk Factors"  section above could cause our financial results,  including our net income (loss) or growth in net income (loss) to differ materially from prior results,  which in turn could, among  other  things,   cause  the  price  of  our  common  stock  to  fluctuate substantially.

USE OF PROCEEDS

We will not  receive  any of the  proceeds  from the sale of the  shares of common stock offered under this prospectus.  Rather, the selling security holder will receive those proceeds directly. We may receive proceeds in connection with the exercise of warrants and options whose underlying  shares may in turn be sold by selling security  holder.  Although  the amount  and  timing of our  receipt of any such proceeds  are  uncertain,  such  proceeds if  received  will be used for general corporate purposes.

MARKET FOR OUR COMMON STOCK

Our common stock has traded on the NASDAQ OTC Bulletin Board since the third quarter of 2001 until the share exchange agreement under the symbol "KSYS". On November 26, 2002, our stock symbol changed to “CCLB , ” and on September 13, 2003, our stock symbol changed to “CCIG”.

The table below sets forth the high and low bid prices of our common stock as reported by NASDAQ.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.  There is an absence of an established trading market for our common stock, as the market is limited, sporadic and highly  volatile.  The absence of an active market may have an effect upon the high and low priced as reported.

2001                                  Low Bid    High Bid

3rd Quarter                             $1.25     $1.75

4th Quarter                              0.50      2.25

2002                                  Low Bid    High Bid

1st Quarter                             $3.50     $4.80

2nd Quarter                              2.25      2.25

3rd Quarter                              7.00      2.50

4th Quarter                              2.50      5.60

2003                                  Low Bid    High Bid

1st Quarter                             $2.00     $2.50

2nd Quarter                              2.05      3.75

3rd Quarter                              2.00      3.00

4th Quarter                              1.50      2.23

2004                                  Low Bid    High Bid

1st Quarter                             $1.30     $2.00

2nd Quarter                              1.50      2.00

On August 25, 2004, the closing price of our common stock on the OTC Bulletin Board was $1.30, and on that date, we had 40 shareholders of record of our common stock. Although there are no restrictions on our ability to declare or pay dividends, we have not declared or paid any dividends since our inception and do not anticipate paying dividends in the future.

Equity Compensation Plan Information.

The following table sets forth certain  information,  as at December 31, 200 3 , with respect to our equity compensation plans:

Equity compensation plans approved by security holders	-0-	-0-	-0-
Equity compensation plans not approved by security holders (1)	1,000,000(1)	$0.001(1)	-0-
Total	1,000,000(1)	$0.001(1)	-0-

(1) On September 15, 2003, Mr. Mark C. Casolo, our director at the time , was appointed our Chairman by our Board of Directors. Concurrent with his appointment, we granted Mr. Casolo a stock purchase warrant to acquire 1,000,000 of our common shares at an exercise price per share of $0.001 during the term of the stock purchase warrant. The term of the stock purchase warrant is five years.

DILUTION

Sales of the shares of common stock by the selling stockholders in this offering  will not result in any  substantial  change to the net  tangible  book value per share  before  and after  the  distribution  of shares by the  selling stockholders.  There  will be no change in the net  tangible  book value per share  attributable  to cash  payments  made by  purchasers  of the shares being offered by the selling stockholders. Prospective investors in the shares held by the  selling  stockholders  should be aware,  however,  that the price of shares being  offered by the selling  stockholders may not bear any rational relationship to our net tangible book value per share.

DESCRIPTION OF BUSINESS

Introduction.

We are CCI Group, Inc., and our wholly owned subsidiaries are Caribbean Clubs International, Inc. and Beach Properties Barbuda Limited. Caribbean Clubs International, Inc. was formed on January 11, 2001 under the laws of Delaware, and Beach Properties Barbuda Limited was formed on August 13, 2003 under the laws of Antigua.  Unless the context indicates otherwise, any reference to “our” or “we” includes our subsidiaries.

We were incorporated in Utah on February 1, 2000 under the name of Kinship Communications, Inc, and we changed our name to Kinship Systems, Inc. on March 2, 2000.

Effective November 18, 2002, we entered into a share exchange agreement with all of the shareholders of Caribbean Clubs International, Inc., a Delaware corporation and Caribbean Clubs became a wholly owned subsidiary of us.  Each shareholder of Caribbean Clubs exchanged their common shares for our common shares on a 1 for 11.8139 ratio (rounded to whole shares). The transaction was approved by the majority of our shareholders. As part of that transaction, our then officers and directors resigned and were replaced by the officers and directors of Caribbean Clubs.

Our offices are located at 405 Park Avenue, 10th Floor, New York, New York, 10022 and our telephone number is 212-421-1400. Our web-site is www.caribbeanclubs.net.

General.

Our plan of operations entails a two fold strategy of;

o

Developing a network of luxury resorts in the Caribbean through an acquisition program, and

o

Converting acquired resorts into “member only” clubs though a membership program we have developed.

On September 18, 2003, we acquired our first resort property located on the island of Barbuda, West Indies. The Beach House-Barbuda features 23 oceanfront junior suites and one villa situated on a pristine, isolated Caribbean beach.  Other resorts targeted for acquisition will be luxury , boutique style resorts with less than 50 rooms. For the next 6- 12 months, we will attempt to acquire only luxury resort s located in the Caribbean. Thereafter, we may attempt to acquire non-Caribbean destinations. Each resort will offer amenities and comforts expected by a sophisticated guest or member.

We have developed a membership plan which we intend to promote for our acquired resorts. Membership entitles a member to use our resorts for a limited period of time per annum. In April 2004, we initiated preliminary marketing efforts of our membership plan. However, we have determined to suspend full scale promotion until we acquire at least one more resort.  We expect to encounter a transition phase with respect to each acquired resort during which time the resort property will be available to both members and non-member guests. The duration of the transition phase will depend on the level of success of our membership marketing efforts. When member occupancy rates for a particular resort account for between 50% to 75% of total occupancy, we expect to limit resort usage only to our members, thereby creating an exclusive, “member only” resort .. During the transition phase, we will continue to promote our resorts to travel agencies, tour operators, and other membership clubs for usage by non-members. Non members will pay our published room rates. Room rates at our Barbuda resort are seasonal rang ing from $ 5 00 to $1,200 per night. As discussed in Membership Details below, members are entitled to complimentary use of any of our resorts for ten peak season nights and 20 non-peak season nights per annum.

Resort Properties-Generally.

In identifying future resorts for acquisition, we will seek to acquire luxury , boutique style resorts that have an operating history and existing clientele. Boutique style resorts generally have less than 50 rooms. We will avoid properties that require significant property development or that have significant operating losses.  We may consider special situations which do not meet our criteria, such as where the property purchase price is below market, or where we can expect to enhance resort revenues through improved operations or increased occupancy rates resulting from member visits or our resort marketing efforts.

The typical property will recognize almost seventy to eighty percent of its cash flow in the “high season” which begins in November and extends through May.  The Caribbean has long been a vacation destination providing easy accessibility and tropical climates.  The vacationer typically is from the United States and Europe, and utilizes the tropical weather as an alternative to the winter or humid climates prevailing in their home areas.  Travelers to the Caribbean number in the millions per year with the average stay approximating seven days.

We will target resorts that feature a beachfront location in the Caribbean, and that have characteristics and amenities attractive to a higher end clientele. We will evaluate each property at the time of acquisition and estimate the need for property renovations. While every effort will be made to maintain the unique qualities and characteristics of each property, we intend to implement a standardization of amenities to be provided to guests and members ..   Our existing resort provides the following amenities, which we expect to replicate at other resorts :

o

Fine Dining. Our restaurant delivers a fine dining experience in a relaxed, elegant atmosphere. Our chef specializes in a fusion of Caribbean and European cuisine utilizing local seafood and specialties ..

o

Premium and Unique Libations. Our restaurant and bar feature s a premiums wine list, a long with  a collection of liquors, rums and cigars representative of the Caribbean.

o

Unparallel Personal Service.   We provide a wide array of services aimed at providing the highest level of personal service to our guests. Upon arriving at the local airport, we provide a “meet and greet” service which collects luggage, provides assistance through customs, and directs guests to resort transportation. At the resort, guests are treated to a free massage and are introduced to their personal Service Ambassador. Our Service Ambassadors are highly trained to provide personalized concierge service.  Guests can reach their personal ambassador 24 hours/day for guest services, such as arranging for meals and drinks at any location at the resort or beach, or planning island activities.

o

Room Amenities. Our rooms are elegantly appointed with king sized four poster beds and luxurious Italian linens and sheets. An assortment of local fresh fruit and flowers welcomes each arriving guest.

Our resorts will staff between 1 to 2 full or part-time employees per room .. We expect to re-hire many of the staff of an acquired resort. The staff of each resort likely will have significant hospitality experience. W e will implement our own procedures and standards for guest treatment which will require additional training for some staff members.  We do not expect any material interruption in operations upon our takeover of a resort , except for renovations or refurbishments that we may undertake upon acquisition. Renovation or refurbishment plans will be carried out during periods of low occupancy so as to minimize guest inconvenience. A resort may be closed for a period of time if we expect our plans will be too disruptive to the guest experience.

Existing and Proposed Properties.

The Beach House-Barbuda

On September 18, 2003,  we acquired a sub-lease interest to a resort known as the Palmetto Beach Hotel, located in Barbuda, West Indies from an independent third party. We renamed the resort, the “The Beach House-Barbuda.”   Barbuda is an unspoiled coral island located 24 miles north of its sister island, Antigua.  The entire island is approximately sixty-two square miles in size and has 1,400 inhabitants. Barbuda is one of the least developed islands in the Caribbean populated by only three resorts , including our s ..

Our resort features 23 oceanfront junior suites and one villa situated on a pristine Caribbean beach. The property is located on 90 acres of land , and our resort occupies approximately 10 of those acres. Construction of the resort began in 1991 and was completed in 1993.  In December 2003, we under took a significant renovation of the resort. We hired Luciano Colombo in collaboration with Aldrea s.r.l., both of Milan, Italy, to design and construct our renovation project. The renovation was completed in April 2004 at a cost of approximately $1, 3 00,000.  We installed a 66,000 square foot lagoon fronting each suite. Our clubhouse is an open air design displaying 30,000 square feet of exotic wood flooring . We provided new or upgraded air conditioning, telephone, electrical, desalination, reservation, and property management systems. All of our spacious rooms were refurnished and remodeled, with private decks fronting the lagoon .. Rooms are elegant ly appointed with king sized four poster beds and luxurious linens and sheets. Our renovation project transformed a mid-level property into a luxury resort. Our resort offers tranquility to a discerning, sophisticated traveler. Beaches at our resort are pure white, with a pink hue, miles of which are unblemished by construction or other inhabitants.

The Beach House includes a gourmet restaurant and poolside bar, both offering views of the Caribbean.  Our fine dining restaurant emphasizes fresh caught local seafood in a relaxed setting .. The resort, with its fresh renovations, opened for business in April 2004. Our published room rates are seasonal ranging from $500 to $1,200 per night which includ es breakfast.

The resort historically has operated 7 months per year, closing for the months of July through October, with the high tourist season occurring from December through May. While we expect the high occupancy season to remain the same,  we intend to operate The Beach House  year round. Our staff consists of two full time employees, including our resort manager, and 32 full and part-time employees.

The land encompassing the resort (90 acres) is leased from the Government of Antigua and Barbuda for a term of 99 years which commenced in 1989. Under the governmental lease, the lessee is required to pay the government the sum of approximately $7,000 per annum. The rental amount is subject to review in 10 year intervals. The Government of Antigua and Barbuda has approved our sublease of the property.

Under the sublease agreement, we subleased the real property, buildings, and fixtures, and leased the remaining assets of the resort. The sublease agreement commenced on September 18, 2003, and on that date, we made the initial payment of $500,000.  The sublease extends for a period of 9 years, and provides for quarterly payments of rent during the term. The rental amounts and payment due dates are as follows: $123,530.16 was due on January 1, 2004 with like payments due quarterly thereafter to October 1, 2005; $218,14 5 is due on January 1, 2006 with like payments due quarterly thereafter to October 1, 20 09 ; and $94,614 is due on January 1, 201 0 with like payments due quarterly thereafter to October 1, 2012. We are current on our lease payments. We have the right to prepay the rental amounts prior to their respective due dates, provided that, if the entire rental amount is prepaid prior to January 1, 2006, we will pay the sub-lessor an additional sum of $50,000. Any amounts prepaid shall be discounted at the rate of 7%. Within 30 days of paying in full the total rental amounts, we have an option under the sublease agreement to acquire the a ssets (subject to the underlying governmental lease) upon payment of the sum of $1.00 to the sub-lessor .. An assignment of the governmental lease and bill of sale to the remaining a ssets have been executed by the owner and is held in escrow pending payment of the full rental amount. Upon such payment and exercise of the option, we will receive title to the a ssets, subject to the terms of the governmental lease. The Government of Antigua and Barbuda also has approved the assignment of the governmental lease to us.

Other Targeted Properties.

We have entered into discussions with third parties to acquire a number of other resort properties in the Caribbean. With respect to these properties, we have conducted significant due diligence on two propert ies and have entered into negotiations with its respective owners. We have not finalized our negotiations with formal agreement s .. With respect to the other properties, we are in the early stages of negotiations, and no formal agreements have been executed.  We expect that all properties will require financ ing for the entirety of the purchase price, except where seller financing may be available. We also expect to use the funds from the Laurus transaction to pay for approximately 60% of the purchase price of the acquired resort. Under our agreement with Laurus, Laurus will receive a priority lien on any property acquired with its funds. We will be required to raise funds for the balance of the purchase price of any acquired resort. We are seeking to raise funds through bank financing or through the private placement of our debt or equity securities. The additional funding will be subordinate to the Laurus priority lien. At this time, we do not have any commitment for these additional funds and we can not predict whether we will successfully obtain these amounts.

Membership Details.

We have established a membership plan which entitle s members to special benefits at our resort properties. Participating m embers will be charged a one-time membership fee and annual dues .. M embership fee and annual dues currently are $50,000 and $6,000, respectively. Fees and dues may be change d based on demand. Members are granted ten peak season nights or 20 non-peak season nights per year, or a combination thereof, complimentary at any of our resorts. Additional room nights may be reserved on a space available basis at a discount to published room rates. M ember will receive an annual credit of $500 to be applied toward their charges at any of our resorts. The credit may be used only by the member within twelve months of its annual issue date. Members receive complimentary transportation to and from the nearest airport  for each resort visit.

M ember s acquire a revocable license to use our resort properties under our membership plan, which we may amend from time to time. M ember s do not acquire an equity interest  in our corporate entity, or property interest in our resorts. We reserve the right to limit memberships, to discontinue operation of any resorts, or to sell, lease or otherwise dispose of our resorts.

We will offer both family and corporate memberships. The term of a family membership is the lifetime of the member and spouse. Family membership will be held in the name of an individual and privileges are extended to the immediate family. A member’s immediate family includes the spouse or partner and unmarried children under the age of twenty-two, living at home or attending school on a full-time basis.

We offer c orporate membership s to active corporations, partnerships and other forms of multiple ownership for a term of ten years.   C orporate membership will permit the corporate member to designate up to four individuals for membership privileges.   D esigne d users may be changed annually by notifying us in writing.   D esignated users have family privileges as indicated above.

A membership may be transferred only through the membership plan. Upon the death of a member, the surviving spouse, if any, may elect to continue the membership privileges without having to pay any additional membership fee or other joining fee or elect to transfer the membership through terms of the plan.

At a member’s request, their guests may use our resorts one time at a discount to our published room rates. Thereafter, guests will be charged the published rate for future visits.

In May 2004, we became an affiliate member of Club Corporation of America. ClubCorp owns or operates more than 200 golf courses, resorts, and country clubs worldwide with a member base exceeding 180,000. Our members are automatically enrolled as a ClubCorp member. This affiliation enables our members to receive complimentary green fees a participating country clubs, enjoy social, tennis and athletic privileges at associated clubs, and receive discounts to selected resorts.

Resort and Membership Marketing.

We have developed a marketing program for both our resort properties and our membership plan.

In May 2004, we retained the services of The Brandman Agency and Grillo’s Distinctive Properties to promote our Barbuda resort. The Brandman Agency is a public relations firm specializing in promoting luxury resorts principally through print media. The Beach House-Barbuda has received coverage in various resort magazines, newspapers and periodicals , such as The New York Post , New York Magazine , and Travel Agent Magazine .   The second consultant specializes in resort promotions to large travel agencies and tour operators located in the United States. We expect to continue these services on a month to month basis for the near future .. However, as discussed previously, resort marketing will continue during a transition phase when our resorts will be available to both members and non-members. We may cease resort marketing when a resort achieves a desired membership occupancy saturation rate.

We initiated preliminary marketing efforts of our membership program upon completion of the renovation project in April 2004. Based upon responses to our preliminary efforts, in June 2004, we determined to delay the full scale promotion of our membership plan until we have acquired at least one more resort property. Our marketing plan will be comprised of a direct mail program, as well as promotion though marketing companies and our ClubCorp relationship. We have developed promotional materials which we will mail to a referral list developed by our officers and employees,  and to  current and past guests o f acquired resorts. We will establish relationships with marketing companies that target our potential market, but sell other products such as second or vacation homes. Finally, we will leverage our relationship with ClubCorp. We  expect to promote our membership and resorts through articles and advertisements in ClubCorp’s quarterly newsletter and their Private Clubs monthly magazine. We in turn will allow ClubCorp members use of our resorts at a 20% discount to our published room rates.

Competition.

Competition in the hospitality business is intense. The Beach House faces competition from other luxury resorts located on Barbuda, as well as those throughout the Caribbean, including Antigua which is in close proximity to Barbuda. We intend to distinguish ourselves from other resorts through our superior personal services offered to our guests .. We expect that our membership program will face some level of competition from time share programs. Membership rights in our program are inherently different than those of time sharing, yet provide similar use benefits. Time share owners acquire an equity stake in the property, while we retain full equity ownership of a resort. Property use entitlements are similar where each provides minimum property use guarantees generally in a vacation setting. Pricing for time share opportunities range from $10,000 to $40,000. We believe, however, that our resort features and amenities and services offered will favorably distinguish us from most time share opportunities. We believe our current resort is and expect our future resorts to be more luxurious than most time share re s orts in the Caribbean. To a lesser extent, we expect to may confront competition from other resort membership clubs, such as Private Retreats by Abercrombie and Kent, Exclusive Resorts, and Ritz-Carlton clubs. However, these clubs target a more affluent clientele with membership fees ranging from $250,000 to $375,000 with annual dues between $9,000 and $13,000 per year.

Patents, trademarks, franchises, concessions, royalty agreements or labor contracts.

We have no patents, trademarks, franchises, concessions, royalty agreements or labor contracts.

Employees.

As of June 30, 2004, our President, an administrative assistant, and the Vice President of our US subsidiary are full time employees. At our Barbuda subsidiary, we have 2 full time employees , includ ing our resort manager , and 32 other employees who work a mix of full and part time hours.  We also use consultants and independent contractors from time to time. We have no collective bargaining agreements with our employees and we believe relations with our employees are good.

Transaction with Laurus Master Fund

On July 29, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., pursuant to which we issued to Laurus a convertible term note in the aggregate principal amount of $10,500,000. The funds received from the note, less a $367,500 fee payable to Laurus, have been placed in a restricted bank account under the sole dominion and control of Laurus. Our ability to use the funds is subject to limitations and restrictions. We intend draw down on the funds in the restricted account to pay for part of the purchase price of resort properties which we expect to acquire in the Caribbean. We may use the funds to pay for up to 60% of the lesser of (i) the total cash paid for an acquired resort property or (ii) of the appraised value of the property, provided that ; we are not in default of the agreement, note and related agreements,  Laurus has approved the acquisition of the resort property, and we have received an appraisal from an accepted appraiser as to the fair market value of such property, among other terms and conditions, including providing Laurus with a first, priority lien on each property acquired with the note funds.

Mandatory and optional conversion rights to our common stock exist in respect to the obligations under  the  term note, subject to certain conditions. These conversion rights enable Laurus to acquire up to approximately 10,000,000 shares of our common stock. We also issued Laurus stock options and stock purchase warrants to acquire our common stock. The stock option agreement enables Laurus to acquire 20% of our issued and outstanding shares of common stock, fully diluted as of the date of the closing (or up to 2,786,941 shares). The option is exercisable during a 10 year term, and the exercise price is $0.0036 per share. The stock purchase warrant grants Laurus the right to acquire 807,692 shares of our common stock during a seven year term. The exercise prices of the warrant are $2. 0 6, $2.40, and $2.74, respectively, each for one third of our common shares covered under the warrant.

We also entered into a registration rights agreement with Laurus. Under this agreement, we  are obligated to file a registration statement covering common stock that may be received upon conversion of the term note, as well as the common stock underlying the stock warrants and stock options referenced above, within 30 days of closing. If the Registration Statement is not filed within the 30 day period, or declared effective within 120 days of the closing, we will pay a penalty of 1% of the offering proceeds for the first month and 1.5% of such amount per month thereafter in penalties until such default is cured, on a pro-rated daily basis.

At closing, we paid a fee to Laurus as described above. In connection with the Laurus transaction, we agreed to pay McGinn Smith &Company, Inc., a NASD registered broker dealer, a fee of four percent of the amount of the note. In addition, we agreed to issue to McGinn Smith  stock purchase warrant to acquire 1,000,000 shares of our common stock at an exercise price of $0.01 per share. The warrant expires July 29, 2014.

DESCRIPTION OF PROPERTY

O ur offices are located at 405 Park Avenue, 10th Floor, New York, New York 10022. The premises consist of approximately 1,200 square feet and are subject to a lease term of five years terminating May 2008 .. The monthly rental is $5,300 .

On September 18, 2003,  we acquired a leasehold interest to a resort known as the Palmetto Beach Hotel, located in Barbuda, West Indies from an independent third party.  The sublease agreement commenced on September 18, 2003, and we made the initial payment of $500,000 on that date.  The sublease extends for a period of 9 years, and provides for quarterly payments of rent during the term. The rental amounts  and payment due dates are as follows: $123,530.16 was due on January 1, 2004 with like payments due quarterly thereafter to October 1, 2005; $218,145 is due on January 1, 2006 with like payments due quarterly thereafter to October 1, 20 09 ; and $94,614 is due on January 1, 201 0 with like payments due quarterly thereafter to October 1, 2012. We are current with our leasehold payments. We have the right to prepay the rental amounts prior to their respective due dates, provided that, if the entire rental amount is prepaid prior to January 1, 2006, we will pay the sub-lessor an additional sum of $50,000. Any amounts prepaid shall be discounted at the rate of 7%. Within 30 days of paying in full the total rental amounts, we have an option to acquire the assets (subject to the underlying governmental lease) upon payment of the sum of $1.00 to the owner. An assignment of the governmental lease and bill of sale to the remaining Assets have been executed by the owner and is held in escrow pending payment of the full rental amount. Upon such payment and exercise of the option, we will receive title to the assets, subject to the terms of the governmental lease. The Government of Antigua and Barbuda also has approved the assignment of the governmental lease to us.  Under the governmental lease, the lessee (our lessor) is required to pay the government the sum of approximately $7,000 per annum. We are not required to pay taxes on the Barbuda property.

In December 2003, we made significant renovation s to the resort. The renovation was completed in April 2004 at a cost approximately $1, 3 00,000.  As a result of the renovations, the property is in good repair, and we do not expect to make additional renovations in the near future. Our resort is considered a luxury resort with room rates ranging from $600 to $1,200 per night. The renovations included a 66,000 square foot wading pool fronting each room. Due to our unique resort design, and other amenities, we believe that our resort compares favorably with other luxury resorts in Barbuda and Antigua. We believe the property is adequately covered by property and casualty insurance. The resort opened for business in April 2004 after the renovations were completed. Our occupancy rate since it was opened in April 2004 ranges from 10% to 30%. As of June 30, 2004, the depreciable basis of the resort and related assets for federal tax purposes is $4,272,103. This amount is comprised of approximately $3,000,000 in fixed assets such as buildings, $700,000 in equipment, and $400,000 in improvements. The buildings are depreciated over a 39 year life, on a straight line method at 100%; fixtures are depreciated over a 7 year life using MACRS at 200%; and  improvements are depreciated over a 15 year life using MACRS  at 150%.

PLAN OF OPERATIONS

The following discussion should be read in conjunction with our Condensed Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this report.

Overview.

We are CCI Group, Inc. and our wholly owned subsidiaries are Caribbean Clubs International, Inc., a Delaware corporation, and  Beach Properties Barbuda Limited, an Antiguan company. Unless the context indicates otherwise, any reference to “our” or “we” includes our subsidiaries.

Plan Of Operations.

Our plan of operations entails a two fold strategy of; acquiring a network of luxury resorts in the Caribbean, and convert acquir ed resorts into “member only” clubs.  We acquired our first resort, a 24 room property located in Barbuda West Indies, in September 2003. The resort was formerly known as “Palmetto Beach Hotel.” In December 2003, we commenced and in April 2004 completed a $1,300,000 renovation of the resort. Our resort is now called “The Beach House-Barbuda . ”  The resort commenced operations in April 2004. We also commenced membership and resort marketing in April 2004. We intend to acquire or operate other boutique style resort hotels located in the Caribbean and sell memberships to our acquired properties.

Our cash requirements for the next 12 months will vary depending upon whether we are able to acquire other resorts. Our working capital needs for the next 12 months, other than for resort acquisitions, will encompass our New York operations and our Barbuda resort. Working capital for our New York operations are estimated to be $1,500,000 for the 12 month period. This amount includes membership and resort marketing, salaries and related costs to employees, rent, fees to consultants and professionals, and debt services for our subordinated notes issued during 2003 and 2004, travel, other general and administrative charges, and resort lease payments. Membership and resort marketing which represents the initiation of our resort and membership sales campaign are estimated to be $100,000 for the period. Salaries including compensation to our President and to the Vice President of Marketing of our US subsidiary and related costs to employees are estimated to be $300,000 for the period. Rent is estimated to be $64,000 for the period. We have estimated $180,000 in fees to consultants which includes $84,000 payable to two consultants for resort marketing and resort promotion, as well as accounting, legal, financial audits and reviews. Debt service on subordinated notes sold during 2003 and 2004 is estimated to be $220,000 for the period. Travel and related expenses for officers and consultants to exiting and proposed locations are estimated to be $50,000 for the period. Miscellaneous expenses for phone, suppliers and related costs are estimated to be $86,000 for the period. Finally , resort lease payments  under the sub-lease agreement for our Barbuda resort are estimated to be $500,000. Operating expenditures for our Barbuda resort are estimated to be $1,690,000 for the 12 month period .. This amount includes; salaries to employees and related costs estimated to be $650,000, food and beverage costs estimated to be $360,000, room related charges estimated to be $340,000, maintenance and utilities estimated to be $120,000, and general and administrative and miscellaneous costs estimated to be $220,000.

We intend use revenues from membership sales to offset our working capital needs of  our New York office as described above. As mentioned elsewhere herein, we do not expect to launch our membership program until we acquire at least one more resort. Therefore, at this time, we can not predict the amount, if any, of revenues from membership sales. Revenues from our Barbuda resort will be used to offset operational expenses at the resort. Our renovation project transformed the resort into a luxury destination, and it also changed the resort clientele. Due to these facts, we were not able to rely upon to any degree the repeat business of prior guests.  We initiated resort promotion in late May 2004 shortly after its opening in the prior month .. Due to the limited time we had for resort promotion, and our inability to rely upon any business from prior guests, resort r evenues to date have been limited. All resort bookings have been generated through our resort promotional efforts. Since its opening, our occupancy rate has averaged approximately 10%.  We believe that our resort achieves a positive cash flow with a 30-35% occupancy rate during the low season, and a 15-20% occupancy rate during the high season. We expect our resort to achieve theses occupancy rates within the next 6-10 months.

For each resort acquisition, we will be required to finance the entirety of the purchase price, except in those instances where seller financing is available. As described elsewhere herein, we have entered into a transaction with Laurus Master Fund, Ltd., pursuant to which we issued to Laurus a convertible term note in the aggregate principal amount of $10,500,000. We expect to use the note proceeds to acquire additional resort properties. We may use the funds to pay for up to 60% of the lesser of (i) the total cash paid for an acquired resort property or (ii) of the appraised value of the property, provided that; certain terms and condition are met including that Laurus approve the transaction and that they receive a first, priority lien on each property acquired with the note funds. We will require additional financing to pay for the remaining 40% of the acquisition price of any new resort. The funding for the remaining purchase price will be subordinate to the Laurus priority lien.

For each property acquired, we expect to re-hire substantially all of the existing employees of the predecessor owner. We intend to acquire boutique , luxury resorts generally having less than 50 rooms. Due to the projected size of a targeted resort, the staff at each resort will be limited to between 25 to 75 full and part-time employees. We expect to acquire resorts that have a positive operating cash flow, however, cash flow from the resort may be insufficient to satisfy the debt service required to acquire a resort.

As discussed above, our cash requirements for the next 12 months will be significant. Due to our cash requirements,  our independent auditors in their audit report for fiscal year end December 31, 2003, contained an explanatory paragraph concerning  our ability to continue as a going concern. We will require additional funds to meet our working capital needs at our New York office and our Barbuda resort. We also will require additional funds beyond the Laurus funds to acquire additional resorts. Finally, we may be required to raise additional funds to satisfy resort d e b t service. We intend to raise the required funds through the private placement of our debt or equity securities or through bank financing. At this time, we do not have any commitment for these additional funds. If we are unable to raise sufficient funds to meet our cash requirements as described above, we may be required to curtail, suspend, or discontinue our operations , as well as suspend or discontinue acquisition of additional resorts. Our inability to raise additional funds as described above will have a material adverse impact on our business and business strategy.

During fiscal 2003 and through July 2004, we raised approximately $4,365,500 in gross proceeds through the private placement offerings of our subordinated notes. The notes were  offered at 100% of the face or principal amount in minimum denomination is $25,000 with $1,000 increments thereafter. The notes mature between August 31, 2008 and May 1, 2009, and are payable in full at maturity. Interest accrues at the rate of 12% per annum, payable quarterly. Each note contains an immediately detachable stock purchase warrant. The warrant enables the holder to purchase 300 shares of our common  stock for each $1,000 in face value of the Notes subscribed. The exercise period of the warrants is five years from the date of issuance.

We have no material commitments for capital at this time other than as described above. In addition, we do not expect to incur research and development costs within the next 12 months.

We have no off balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders as of August 25, 2004. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Laurus Master Fund, Ltd. may sell, from time to time under this prospectus, up to an aggregate of 13,594,633 shares of our common stock,  representing;

-up to approximately 10,000,000 shares that may become issuable upon  conversion of the obligations under the  three-year  $10,500,000 secured convertible term note at a fixed conversion price of $1.37 per share,

-up to 807,692 shares of our common stock issuable  upon the  exercise of a warrant. One third of  the shares are exercisable at $2.06 per share , one third of the shares are exercisable at $2.40 per share , and  the remaining one third of the shares are exercisable at $2.74 per share ..

-up to 2,786,941 shares of our common stock issuable  upon the  exercise of an option for a per share price of $0.0036.

The terms of the convertible  note, the stock option and stock warrant (which underlying shares of common stock are included for resale under this prospectus)  prohibit  conversion of the note or exercise of the option or warrant to the extent that conversion of the note and  exercise  of the warrant  would  result in the  holder,  together  with its affiliates,  beneficially owning in excess of 4.99% of our outstanding shares of common  stock.  A holder may  waive the 4.99%  limitation  upon 75 days'  prior written notice to us or an event of default. Also,  this  limitation  does not preclude the holder from converting or exercising the note or warrant and selling  shares  underlying the note or warrant  in stages  over time where each stage does not cause the holder and its  affiliates  to  beneficially  own  shares in  excess of the  limitation amount. Except as set forth below, to our knowledge, each selling shareholder has sole voting and investment power with  respect to all of the shares of common stock  beneficially  owned by it. Laurus has not held nor had any material relationship with us within the past three years.

Atlantis Income Investor Notes, LLC and Atlantis Strategic Total Return Fund LLC.  each hold warrants for 643,100 and 319,500 common shares, respectively. The warrants are exercisable at a price of $0.65 per share and expire between December 2008 and July 2009.  The remaining selling shareholders hold warrants also exercisable at a price of $0.65 and expire between October 2008 and April 2009. The warrants were issued in conjunction with two subordinated note offerings. We granted these holders registration rights in connection with the common shares underlying the warrants. Other than as stated in the footnotes to the table below, no selling shareholder has not held or had any material relationship with us within the past three years.

The shares of common  stock  being  offered  under this  prospectus  may be offered for sale from time to time during the period the registration  statement of which this prospectus is a part remains  effective,  by or for the account of the selling s tockholders described below.

                           Shares Beneficially Owned         Shares Beneficially Owned

                           Prior to the Offering             Being Offered                After Offering (1)

                            -------------------              -------------                ---------------

Name                         Number       % of Class          Number                      Number     % of Class

Laurus Master

Fund., Ltd.(2)          13,594,633(3)       4.99            13,594,633(3)                  0            0

Atlantis Income

Investors Notes, LLC(4)

 643,410           6.2                643,100                     0             0

Atlantis Strategic

Total Return Fund LLC(4)

 319,500           3.2                319,500                     0             0

John N. Alaskey

   7,500           >1%                  7,500                     0             0

Gloria M. Beck

  10,500           >1%                 10,500                     0             0

Stephen Beck

   3,750           >1%                  3,750                     0             0

Jill Beck

   3,750           >1%                  3,750                     0             0

John Desimony

  10,500           >1%                 10,500                     0             0

Dudley and Associates

Defined Benefit Plans

  12,000           >1%                 12,000                     0             0

Ernest H. &

Laura Gault JTWROS

   7,500           >1%                  7,500                     0             0

Richard H. Gault

  15,000           >1%                 15,000                     0             0

Deborah S. Jones

  15,000           >1%                 15,000                     0             0

John J. & Sue Anne E.

Kozak JTWROS

   7,500           >1%                   7,500                    0             0

Shirley Prager

   7,500           >1%                   7,500                    0             0

Carol Richardson

   6,000           >1%                   6,000                    0             0

Luis Ruggierio Jr.

   3,750           >1%                   3,750                    0             0

Yuan Liang &

Karen Tan JTWROS

  30,000           >1%                  30,000                    0             0

Marilyn Desimony

  15,000           >1%                  15,000                    0            0

George Kozak

   7,500           >1%                   7,500                     0            0

Susan Philips Read

   6,000           >1%                   6,000                     0            0

Howard J. Read

   6,000           >1%                   6,000                     0            0

Marvin L. Huyuk

   9,000           >1%                   9,000                     0            0

Teresa A. Loffredo

   7,500           >1%                   7,500                     0            0

Edwin C. Wilmarth

  12,000           >1%                  12,000                     0            0

Rudolph Limpert

           7,500           >1%                   7,500                     0            0

The Andrew & Tiffany Limpert

Family Trust

  15,000           >1%                   7,500                     0            0

(1). Assumes all shares are sold in the Offering.

(2). Laurus Capital  Management,  LLC, a Delaware  limited  liability company,  may be deemed a control  person of the shares  owned by Laurus Master Fund, Ltd.  David Grin and Eugene Grin are the managing members of Laurus Capital  Management,  LLC. The address for Messrs.  David Grin and Eugene Grin is 825 Third Avenue, 14th Floor, New York, New York 10022.

(3). Represents  up to 10,000,000 shares  issuable upon conversion of the obligation of a convertible note, up to 807,692 shares issuable upon exercise of a warrant, and 2,786,941 shares issuable upon exercise of the option.

(4). Mark C. Casolo, our C hairman, is the manager of both Atlantis Funds.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

PLAN OF DISTRIBUTION

The selling s tockholder and any of its donees, pledgees,  assignees and other  successors-in-interest  may, from time to time,  sell any or all of their  shares of our common  stock being  offered  under this  prospectus  on any stock exchange,  market or  trading  facility  on which the  shares  are  traded or in private transactions.  These sales, which may include block transactions, may be at fixed or negotiated  prices.  The selling  security holder may use any one or more of the following methods when selling shares:

          o    ordinary  brokerage  transactions  and  transactions in which the broker-dealer solicits purchasers;

          o    block trades in which the broker-dealer  will attempt to sell the shares  as agent but may position  and resell a portion  of the block as principal to facilitate the transaction;

          o    purchases  by a  broker-dealer  as  principal  and resales by the broker-dealer for its own account;

          o    an  exchange  distribution  in  accordance  with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o    broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share;

          o    a combination of any of these methods of sale; or

          o    any other method permitted by applicable law.

         The sale price to the public may be:

          o    the market price prevailing at the time of sale;

          o    a price related to the prevailing market price;

          o    at negotiated prices; or

          o    a price the selling security holder determines from time to time.

Laurus has agreed,  pursuant to the our securities  purchase  agreement, that neither Laurus nor any of its affiliates and investment  partners will and will cause any person or entity,  directly or indirectly,  to engage in "short  sales" of our  common  stock for as long as the  convertible  note is outstanding.  "Short  sales" are  contracts for the sale of shares of stock that the seller  does not own,  or  certificates  which are not  within the  seller's control,  so as to be available for delivery at the time when,  under applicable rules, delivery must be made.

The shares may also be sold under  Rule 144 under the  Securities  Act,  if available,  rather than under this  prospectus.  The selling security holder has the sole and absolute  discretion  not to accept any purchase  offer or make any sale of  shares  if it deems  the  purchase  price to be  unsatisfactory  at any particular time.

The selling  security  holder may pledge its shares to its broker under the margin  provisions  of  customer  agreements.  If the  selling  security  holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged  shares.  Broker-dealers  engaged  by the  selling  security  holder may arrange for other  broker-dealers  to participate in sales.  Broker-dealers  may receive  commissions or discounts from the selling  security  holder (or, if any broker-dealer acts as agent for the purchaser of shares,  from the purchaser) in amounts to be  negotiated.  The selling  security  holder does not expect  these commissions  and  discounts  to  exceed  what  is  customary  in  the  types  of transactions involved.

The  selling   stock holder s and any  broker-dealers  or agents  that are involved  in selling  the shares may be deemed to be  "underwriters"  within the meaning of the Securities Act in connection with these sales. In that event, any commissions  received  by these  broker-dealers  or agents and any profit on the resale  of the  shares  purchased  by  them  may be  deemed  to be  underwriting commissions or discounts under the Securities Act.

The selling s tock holder s , alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  To our knowledge,  no selling  security  holder has  entered  into any  agreement  with a  prospective underwriter,  and we cannot assure you as to whether any such  agreement will be entered into. If the selling security holder informs us that it has entered into such an agreement  or  agreements,  the relevant  details will be set forth in a supplement or revisions to this prospectus.

The selling s tock holder s and any other persons participating in the sale or  distribution  of the shares offered under this prospectus will be subject to applicable  provisions of the Exchange Act and the rules and  regulations  under that act, including  Regulation M. These provisions may restrict  activities of, and limit the timing of purchases and sales of any of the shares by, the selling security  holder or any other such  person.  Furthermore,  under  Regulation  M, persons   engaged  in  a  distribution   of  securities   are  prohibited   from simultaneously  engaging in market making and other  activities  with respect to those  securities for a specified  period of time prior to the  commencement  of such distributions,  subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We are  required  to pay all fees and  expenses  incident to the registration  of the shares and has agreed to  indemnify  the  selling  security holder  against  certain  losses,  claims,  damages and  liabilities,  including liabilities under the Securities Act of 1933.

We will not receive any proceeds from sales of any shares by the selling shareholders.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock without par value and 10,000,000 shares of preferred stock with out par value. As of August 25, 2004, 9,661,907 shares of common stock are outstanding, and no shares of preferred stock are outstanding.

The following is a description of the material terms of our common stock and preferred stock.

COMMON STOCK

The holders of our issued and outstanding common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of any funds lawfully available therefore. The Board of Directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and nonassessable.

Holders of shares of common stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote for each share of common stock held by them.

PREFERRED STOCK

Preferred stock may be issued from time to time in one or more series,  and our board of directors,  without action by the holders of common stock,  may fix or alter the voting rights,  redemption  provisions,  dividend rights,  dividend rates,  claims to our assets  superior to those of holders of our common  stock, conversion rights and any other rights, preferences, privileges and restrictions of any  wholly  unissued  series of  preferred  stock.  The board of  directors, without  stockholder  approval,  can issue shares of preferred stock with rights that  could  adversely  affect the rights of the  holders of common  stock.  The issuance of shares of preferred stock could adversely affect the voting power of the  holders  of  common  stock  and  could  have the  effect  of making it more difficult  for a third party to acquire,  or could  discourage  or delay a third party from acquiring, a majority of our outstanding common stock.

Preferred stock  can be used as an  anti-takeover  measure.  The  board of directors has exclusive  discretion to issue  preferred  shares with rights that may  trump  those of its  common  stock.  The  board of  directors  could use an issuance of preferred stock with dilutive or voting  preferences to delay, defer or prevent common stock  stockholders from initiating a change in control of our company  or reduce  the rights of common  stockholders  to the net  assets  upon dissolution.  Preferred stock issuances also may discourage takeover attempts that may offer premiums to holders of our common stock.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Our directors and executive officers, their ages, and the positions they hold are set forth below. Our directors hold office until the next annual meeting of our stockholders and until their successors in office are elected and qualified. All officers serve at the discretion of the Board of Directors.

Name

Age

Position

Mark C. Casolo

49

Chairman

Fred W. Jackson, Jr.

54

President, Chief Executive Officer, and

Director

________________________________________________________________________

Mark C. Casolo. Mr. Casolo has been our director since November 18, 2002, and on September 15, 2003, he was appointed our Chairman. He is the Senior Vice President of McGinn, Smith & Co., Inc., a NASD registered broker dealer. Mr. Casolo has been employed by McGinn Smith since 1991, acting initially as Vice President, and since 1996 as Senior Vice President.  Mr. Casolo is head of McGinn Smith’s investment banking and corporate finance activities. He also serves as Chief Operating Officer of Online Capital, Inc. a NASD registered broker dealer, and an entity majority owned by McGinn Smith. Mr. Casolo also is the fund manager of Atlantis Income Investor Notes, LLC. and Atlantis Strategic Total Return Fund LLC. Both Atlantis Funds are significant holders of our subordinated notes.

Fred W. Jackson, Jr. Mr. Jackson has been our President and CEO since November 18, 2002, and has been Chairman and CEO of our subsidiary, Caribbean Clubs International, Inc., from its inception in January 2001. Mr. Jackson was our Chairman from November 18, 2002 to September 15, 2003. From 1997 to the commencement of activities of our subsidiary, Mr. Jackson was a consultant providing financial services to private and public companies.  Mr. Jackson has served as CFO and CEO of both private and publicly traded companies, and has extensive management, marketing and sales experience having achieved national recognition at both IBM and ITEL for his marketing ability and performance.

Significant Employees of Our Subsidiary, Caribbean Clubs International, Inc.

Anita Diamond (Age 58). Ms. Diamond is Vice President of Marketing of our subsidiary, Caribbean Clubs International, Inc. Ms. Diamond has in excess of 22 years of experience in membership sales in the private club industry.  From January 2000 to November 2002, Ms. Kelly was Director of Membership Sales for The Club at The Claremont, an exclusive club and resort destination located in Berkley, California. During her tenure, she was responsible for increasing the membership base to near capacity and increased annual revenues by in excess of two million dollars. From 1996 to 1999, she was Vice President of Membership Development-Florida Properties of American Golf Country Clubs, where she was instrumental in increasing initiation fee revenues by in excess of four million dollars at a Florida resort.

Significant Consultant.

Since October 2003, we have retained the services of Marcello Pigozzo who has assist ed us in identifying and conducting due diligence on prospective resort acquisitions.  We also are negotiating an employment agreement with Mr. Pigozzo under which Mr. Pigozzo would become an employee and officer of the Company, however, we have not reached a formal agreement. We pay Mr. Pigozzo a monthly consulting fee of $12,500.  Mr. Pigozzo’s age and business experience is set forth below.

Marcello Pigozzo (Age 57). Mr. Pigozzo has over 35 years in the hotel and hospitality industry. From  July 2001 to June  2003, Mr. Pigozzo was Chief Executive Officer of Elegant Hotels Group. Elegant Hotels owns and operates boutique, luxury resorts in the Caribbean, principally on the island of Barbados. From February 1999 to July 2001, he served in varying capacities with Sol Melia Hotels and Resorts, with his last position as Executive Vice President-Operations. Sol Melia is a leading hotel company is Spain, Latin America, and the Caribbean.

(b) Section 16(a) Compliance.

The Company is not subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table identifies, as of August 25, 2004, the number and percentage of outstanding shares of our common stock owned by (i) each person known by us to own more than five percent of the outstanding common stock, (ii) each officer and director, and (iii) and our officers and directors as a group. The following information is based upon 9,661,907 shares of our common stock which are issued and outstanding as of the above date. Except as otherwise noted, the address for each person below is our address of 405 Park Avenue, 10th Floor, New York, New York 10022. As of August 25, 2004, 9,661,907 shares of our common stock were issued and outstanding.

Percentage of

Common Stock

Common Stock

Beneficially

Beneficially

Name

Owned(1)

Owned

Fred W. Jackson, Jr.

1,500,000

15.9%

Mark C. Casolo(2)

4,131,940

30%

McGinn, Smith & Co., Inc.(3)

2,456,580

20.3%

(officers and directors

5,631,940

41%

as a group – 2 persons)

_______________________________________________________________________________

(1). “Beneficially owned" means having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2). The amount for Mr. Casolo includes (i) a stock warrant to acquire 1,000,000 shares of our common stock held individually by Mr. Casolo, (ii) stock warrants to acquire 643,410 and 319,500 shares of our common stock held by Atlantis Investors Income Notes LLC . and Atlantis Strategic Total Return Fund, LLC ., respectively, and (iii) stock warrants held by McGinn Smith to acquire a total 2,456,580 shares of our common stock. Mr. Casolo is Senior Vice-President-Corporate Finance of McGinn, Smith & Co., Inc, and the Manager of both Atlantis funds. The address of Mr. Casolo is 99 Pine Street, Albany New York 12007. Mr. Casolo is Senior Vice-President-Corporate Finance of McGinn, Smith & Co., Inc.

(3). The amount represents stock purchase warrants held by McGinn Smith to acquire a total of 2,456,580 shares of our common stock. The address of McGinn, Smith & Co., Inc. is 99 Pine Street, Albany New York 12007.

EXECUTIVE COMPENSATION

The compensation for all of our directors and officers, and officers of our subsidiary, for services rendered to the Company or our subsidiary for the fiscal years ended December 31, 2003, 2002, and 2001, respectively, are set forth in the table below.

SUMMARY COMPENSATION

                              Long Term

      Annual Compensation       Compensation Awards

Name and

Principal

 Salary  Bonus

Other       Securities

Company Position

  Year   ($)   ($)       ($)        Underlying Options#

----------------

  ----- ------ ------ -------       -----------------

Fred W. Jackson, Jr. 2003 $127,412 -0-    -0-                 -0-

Chairman

   2002 $ 62,508 -0-    -0-                 -0-

And President

   2001  -0-     -0-    -0-                 -0-

Mark C. Casolo

   2003   -0-    -0- $1,999,000(1)       1,000,000(1)

Director

   2002   -0-    -0-

-0-                 -0-

   2001   -0-    -0-

-0-                 -0-

James Bishop

   2002   -0-    -0-

-0-                 -0-

Director

   2001   -0-    -0-

-0-                 -0-

   2001   -0-    -0-

-0-                 -0-

_________________________________________________________

Name and

Principal

 Salary  Bonus

Other       Securities

Subsidiary Position  Year   ($)   ($)       ($)        Underlying Options #

----------------

  ----- ------ ------ -------       -----------------

Sumner Baye

  2003  $101,357 -0-

$286,039            -0-

President

  2002   $62,508 -0-

 -0-                -0-

  2001    -0-    -0-

 -0-                -0-

Anita Diamond       2003 $131,489 -0-

 -0-                -0-

Vice President-

  2002  $23,557 -0-

 -0-                -0-

Marketing

  2001    -0-   -0-

 -0-                -0-

(1) On September 15, 2003, Mr. Mark C. Casolo, a director of our company at the time, was appointed our Chairman by our Board of Directors. Concurrent with his appointment, we granted Mr. Casolo a stock warrant to acquire 1,000,000 of our common shares at an exercise price per share of $0.001. The warrant expires September 15, 2008. The warrant was valued at $2.00 per share, less the exercise price, for each share underlying the warrant. The amount excludes sales commissions in the amount of $49,800 paid to Mr. Casolo in 2003, as a register broker of McGinn Smith & Company, Inc., in respect of the private placement of the Company’s 12% subordinated notes during 2003. McGinn Smith acted as the selling agent of the Company’s 12% subordinated notes and received a cash commission of 10% of the amount subscribed.

The above salaries for 2002 are prorated for fiscal year 2002. The salaries for Messrs. Jackson and Baye commenced in August 2002. The salary for Ms. Diamond commenced in November 2002. The annual salary for each individual is discussed in Employment Agreements below. On September 15, 2003, Mr. Mark C. Casolo, a director of our c ompany at the time , was appointed our Chairman by our Board of Directors. Concurrent with his appointment, we granted Mr. Casolo a stock purchase warrant to acquire 1,000,000 of our common shares at an exercise price per share of $0.001 during the term of the stock purchase warrant. The term of the stock purchase warrant is five years.

We do not have a written employment agreement with Mr. Fred W. Jackson, Jr. our President. We have agreed, however, with Mr. Jackson to a salary through fiscal 2004 of $125,000. We have not discussed compensation payable to Mr. Jackson beyond 2005.

Effective August 2002, our subsidiary entered into an employment agreement with its President under which he is paid an annual salary of $125,000. In addition, the officer is entitled to receive 100,000 shares of our common stock on an annual, earn out basis. During 2003, Mr. Baye received 116,666 shares of our common stock under his employment agreement. The term of the agreement is three years, however either party may terminate the agreement with advance written notice one year after its effective date. The employment agreement was terminated by our subsidiary on October 21, 2003.

Effective November 2002, our subsidiary entered into a one year employment agreement with its Vice President of Business Development, pursuant to which the officer was paid a monthly salary of $14,583 during an initial period of between six months. Thereafter, the monthly salary for the employee has been $8,333. The employment arrangement continues on a month to month basis. The officer also will receive a sales incentive of six percent of the total annual membership sales. The officer also will be entitled to stock options under a stock option plan which we will establish in the future. She will receive 50 shares of our common stock for each membership sale effected through her efforts. The exercise price and other terms will be as set forth in the stock option plan.

On September 15, 2003, we appointed Mr. Mark C. Casolo as our Chairman. Concurrent with his appointment, we issued him a stock purchase warrant to acquire 1,000,000 of our common shares at an  exercise price of $0.001 per share. The term of the stock purchase warrant is five years.  Although he is our Chairman, Mr. Casolo is not a full time employee. We have agreed with Mr. Casolo that he will not receive any form of compensation or remuneration for his role as our Chairman from September 2003 through fiscal year 2004, other than the stock purchase warrants he received in 2003. We have not discussed with Mr. Casolo compensation beyond fiscal 2004.  Mr. Casolo devotes sufficient time and attention to the affairs of the Company as he deems necessary.

Except as described herein, we do not have any other form of compensation payable to our officers or directors, including any stock option plans, stock appreciation rights, or long term incentive plan awards for the periods indicated in the above table. We have no compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of an executive officer’s employment or from a change-in-control or a change in an executive officer's responsibilities following a change-in-control. In the future, however, we expect to establish one or more stock option plans for our employees, officers, directors, and consultants.  Our directors are not compensated  for the position on our board of directors.

Option Grants in Fiscal Year 2003

                       % of Total

                       Options to    Exercise or    Market Price

             Options   Employees in      Base       On Date of

Name         Granted   Fiscal Year   Price ($/sh)     Grant     Expiration Date

Mark Casolo  1,000,000     100%          $0.001      $2.00(1)     8/15/08

Chairman

(1) On September 15, 2003, Mr. Mark C. Casolo, a director of the Company, was appointed Chairman of the Company by its Board of Directors. Concurrent with his appointment, Mr. Casolo received a stock purchase warrant to acquire 1,000,000 shares of the company at an exercise price per share of $0.001. The warrants expire September 15, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2001, we completed an initial pubic offering of our common stock and raised gross proceeds of $102,750 in connection with the sale of 102,750 shares of common stock.

Effective November 18, 2002, we entered into a share exchange agreement with Caribbean Clubs International, Inc., a Delaware corporation. Pursuant to the agreement, all of the shareholders of Caribbean Clubs International, Inc. exchanged their shares for shares of our common stock on a 1 for 11.8139 ratio (rounded to whole shares). CCI-Delaware also purchased 50,000 shares of our common stock from two of our former officers (Kinship) for $130,000, which shares were subsequently cancelled. The majority of our shareholders approved the above transaction.

During October 2002 and prior to the above share exchange, our subsidiary, Caribbean Clubs International, Inc. completed a private placement of its common stock pursuant to which it sold 411,000 shares and received $1,133,633 in net offering proceeds after deducting offering costs of $148,937. The 411,000 shares of common stock of Caribbean Clubs International, Inc were converted to 4,855,517 shares of our common stock upon completion of the stock exchange transaction. McGinn, Smith & Co., Inc. acted as the placement agent in the offering and received 10% of the gross proceeds as commissions. In addition, McGinn Smith received a common stock purchase warrant to acquire 1,646,580 shares of common stock of the Company. The term of the warrant is five years, and is exercisable at $0.001 per share. Once we complet e the acquisition of the leasehold interest to the Barbuda property, we are required to pay McGinn Smith a finder’s fee of five percent of purchase price. They also will receive a finder’s fee of five percent of the purchase price on any other resort property acquired by the Company that was introduced by McGinn Smith.

On September 15, 2003, Mr. Fred W. Jackson resigned in his capacity as our Chairman, and we appointed Mr. Mark C. Casolo as our Chairman. Mr. Jackson continued to remain a director and President of the Company. Concurrent with his appointment, Mr. Casolo received a stock purchase warrant to acquire 1,000,000 shares of the company at an exercise price per share of $0.001 during the term of the stock purchase warrant. The term of the stock purchase warrant is five years.  In connection with the appointment of the new Chairman and for certain other considerations, Mr. Jackson agreed to surrender and return back to the Company 2,044,170 shares of common stock of the Company.  Prior to his stock surrender, Mr. Jackson owned 3,544,170 shares of common stock of the Company.

From October 2003 through July 2004, we raised approximately $4,365,500 through the private placement of our subordinated notes. The notes were  offered at 100% of the face or principal amount in minimum denomination is $25,000 with $1,000 increments thereafter. The notes mature between August 31, 2008 and May 1, 2009, and are payable in full at maturity. Interest accrues at the rate of 12% per annum, payable quarterly. Each note contains an immediately detachable stock purchase warrant. The warrant enables the holder to purchase 300 shares of our common  stock for each $1,000 in face value of the Notes subscribed. The exercise period of the warrants is five years from the date of issuance. The per share exercise price for the warrant shares is $0.65. Of the total amount subscribed, Atlantis Investors Income Notes LLC and Atlantis Strategic Total Return Fund, LLC purchased $ 2,144,700 and $ 1,065,000 , respectively.   M ark .. Casolo, our Chairman, is the fund manager of both funds. McGinn Smith, the placement agent of the subordinate notes, received sales commissions of 10% the total amount of notes sold, and a common stock warrant to acquire 500,000 shares of our common stock. The terms of the warrant to McGinn Smith are the same as the investor warrant s ..  During 2003 and 2004, M r. Casolo, as a registered broker of McGinn Smith, received $49,800 and $137,925 in commissions from the sales of the investor notes. Mr. Casolo also is an officer of McGinn Smith.

On July 29, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., pursuant to which we issued to Laurus a convertible term note in the aggregate principal amount of $10,500,000. Mandatory and optional conversion rights to our common stock exist in respect to the obligations under  the  term note, subject to certain conditions. These conversion rights enable Laurus to acquire up to approximately 10,000,000 of our common stock. We also issued Laurus stock options and stock purchase warrants to acquire our common stock. The stock option agreement enables Laurus to acquire 20% of our issued and outstanding shares of common stock, fully diluted as of the date of the closing (or up to 2,786,941 shares). The option is exercisable during a 10 year term, and the exercise price is $0.0036 per share. The stock purchase warrant grants Laurus the right to acquire 807,692 shares of our common stock during a seven year term. The exercise prices of the warrant are $2. 0 6, $2.40, and $2.74, respectively, each for one third of our common shares covered under the warrant. In connection with the Laurus transaction, we agreed to issue McGinn Smith & Company, Inc. a stock purchase warrant to acquire 1,000,000 shares of our common stock at an exercise price of $0.01 per share. The warrant expires July 29, 2014. We also agreed to pay McGinn Smith a fee of 4% of the amount of the term note.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation  and By-laws  contain provisions  eliminating the personal  liability of a director to the company and its  stockholders for certain breaches of his or her fiduciary duty of care as a director.  This  provision  does not,  however,  eliminate or limit the personal liability of a director:

     o    for any breach of such director's  duty of loyalty to the  company or its stockholders,

     o    for acts or omissions not in good faith or which  involve willful or reckless misconduct,

     o    under Utah statutory provisions making directors personally liable for (i) any financial benefit received by a director to which he is not entitled to receive, (ii) any criminal acts and (iii) any intentional infliction of harm on the corporation or its shareholders, or

     o    for any  transaction  from  which the  director  derived  an  improper personal benefit.

This  provision  offers  persons who serve on the board of directors of the company protection against awards of monetary damages resulting from breaches of their duty of care  (except as indicated  above). As a result of this  provision,  the  ability of the  company  or a  stockholder thereof to  successfully  prosecute an action against a director for a breach of his duty of care has been limited.  However,  the provision  does not affect the availability  of equitable  remedies such as an  injunction or rescission  based upon a  director's  breach of his duty of care.  The SEC has taken the  position that the  provision  will have no effect on  claims  arising  under the  federal securities laws.

In  addition,   our  Articles  and  By-Laws  provide  mandatory indemnification rights, subject to limited exceptions,  to any person who was or is  party or is  threatened  to be made a party to any  threatened,  pending  or completed  action,  suit or proceeding by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the  company as a director  or officer of another  corporation,  partnership, joint  venture,   trust,  employee  benefit  plan  or  other  enterprise.   Such indemnification  rights  include  reimbursement  for  expenses  incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Utah Business Corporations Act.

LITIGATION

On March 3, 2004, we and our subsidiary, Caribbean Clubs International, Inc., filed a complaint in the Supreme Court for the State of New York against the former president of our subsidiary seeking declaratory relief against certain claims made by the defendant against us.  On October 21, 2003, our subsidiary terminated its employment relationship with the defendant under a “for cause” provision in the employment agreement. The defendant entered into an employment agreement with our subsidiary, and was entitled to receive a total of 300,000 shares of  our common stock during a 3 year term, vesting at the month rate of 8,334. The defendant received a total of 116,666 shares of common stock of the Company under the employment agreement. The defendant asserted certain claims against us, including that he was entitled to participate in the November 2002 stock exchange agreement between us and our subsidiary (despite the fact that the defendant at no time was a shareholder of our subsidiary), and therefore, he is entitled to a total of 1,598,776 shares of our common stock under the terms of the stock exchange agreement. He also alleged that he was terminated without sufficient cause under the employment agreement, and therefore is entitled to additional compensation, in the form of salary and common stock under the agreement, among other claims. Our declaratory action seeks the court to determine that the defendant was not entitled to participate in the stock exchange agreement and is not entitled to additional shares of our common stock, and that the defendant was properly discharged for cause under the agreement and is not entitled to any additional compensation or other claims. The defendant has filed an answer and a counterclaim alleging that he is now entitled to 3,544,170 shares of our common stock, and that he was terminated without sufficient cause under the employment agreement, and therefore is entitled to additional cash compensation of approximately $50,000 under the agreement. We have responded to the counterclaim denying the claims of the defendant. The parties are currently conducting discovery in this matter.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

None of the principal  accountant's reports on the financial statements for either of the past two years  contains  an  adverse  opinion  or  disclaimer  of opinion,  and none was  modified as to  uncertainty,  audit scope or  accounting principles.  There were no disagreements with Hansen, Barnett & Maxwell,  a professional corporation, on any matter of accounting principles or practices,  financial statement disclosure or auditing scope or procedure.

TRANSFER AGENT

The transfer agent and registrar  for our common stock is Atlas Stock Transfer Corporation, 5899 South State Street, Salt Lake City, Utah 84107.

INTEREST OF NAMED EXPERTS

AND COUNSEL

Our consolidated financial statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002, have been included in the registration statement on Form SB-2, of which this prospectus forms a part, in reliance on the report of Hansen, Barnett & Maxwell, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

The validity of the issuance of the shares being offered hereby will be passed upon for us by Daniel H. Luciano, Esq., 242A West Valley Brook Road, Califon, New Jersey 07830. Mr. Luciano is the beneficial owner of 295,348 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the  Securities  and Exchange  Commission a registration statement on Form SB-2 under the Securities  Act, and the rules and  regulations promulgated  under the Securities  Act, with respect to the  common stock offered under  this  prospectus.  This  prospectus,  which  constitutes  a  part  of the registration statement, does not contain all of the information contained in the registration  statement  and the  exhibits  and  schedules  to the  registration statement.  While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus,  statements  contained in this prospectus as to the contents of any contract or other document  referred to are not  necessarily  complete,  and in each instance  reference is made to the full text of the  contract  or other  document  which is filed as an  exhibit  to the registration statement.

For further  information  with respect to us and the common  stock  offered under this prospectus,  reference is made to the registration  statement and its exhibits and schedules.  The registration statement,  including its exhibits and schedules,  may be  inspected  without  charge  at  the  Public  Reference  Room maintained by the Securities and Exchange Commission at 450 Fifth Street,  N.W., Washington,  D.C.  20549.  Copies of such  documents  may be  obtained  from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public  Reference  Room by calling the  Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission  maintains an Internet web site that contains  reports,  proxy  and  information  statements  and  other  information regarding  issuers that file  electronically  with the  Securities  and Exchange Commission.  The  Securities  and  Exchange  Commission's  web site  address  is http://www.sec.gov. Our web site address is www.caribbeanclubs.net .

CCI GROUP, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current Assets
Cash	$ 156,796	$ 303,968
Accounts receivable	268	-
Note receivable - employee	6,199	6,199
Total Current Assets	163,263	310,167
Property and Equipment, Net	4,244,027	3,542,403
Other Assets
Deposits	15,900	15,900
Deferred financing costs, net of accumulated amortization of
$147,789 and $51,752, respectively	894,888	804,447
Land lease rights, net of accumulated amortization of $46,300
and $18,520, respectively	1,953,700	1,981,480
Total Other Assets	2,864,488	2,801,827
Total Assets	$ 7,271,778	$ 6,654,397
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$ 287,121	$ 101,068
Commission payable	-	12,756
Accrued expenses	194,443	107,365
Current portion of capital lease payable	269,304	245,572
Total Current Liabilities	750,868	466,761
Noncurrent Liabilities
Notes payable, net of amortized discount of $1,034,329 and
$482,463, respectively	3,276,172	1,324,537
Capital lease payable, net of current portion	4,118,023	4,254,428
Total Noncurrent Liabilities	7,394,195	5,578,965
Stockholders' Equity (Deficit)
Common stock - no par value; 50,000,000 shares authorized;
9,661,907 and 9,461,907 shares outstanding, respectively	5,566,581	4,691,733
Deficit accumulated during the development stage	(6,439,866)	(4,083,062)
Total Stockholders' Equity (Deficit)	(873,285)	608,671
Total Liabilities and Stockholders' Equity (Deficit)	$ 7,271,778	$ 6,654,397

See accompanying notes to unaudited condensed consolidated financial statements.

#

CCI GROUP, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

					For the period
					January 11, 2001
	For the Three Months		For the Six Months		(Date of Inception)
	Ended June 30,		Ended June 30,		through
	2004	2003	2004	2003	June 30, 2004
Revenue	$ 6,494	$ -	$ 6,494	$ -	$ 6,494
General and administrative expenses	1,060,981	262,503	1,906,352	459,401	5,808,346
Loss from Operations	(1,054,487)	(262,503)	(1,899,858)	(459,401)	(5,801,852)
Interest expense	(275,407)	-	(467,808)	-	(663,726)
Interest income	16	8,678	16	11,668	14,866
Foreign currency exchange gain	10,846	-	10,846	-	10,846
Net Loss	$(1,319,032)	$ (253,825)	$(2,356,804)	$ (447,733)	$ (6,439,866)
Basic and Diluted Loss per Share	$ (0.14)	$ (0.02)	$ (0.25)	$ (0.04)
Weighted Average Number of
Common Shares Outstanding	9,494,874	10,719,411	9,478,391	10,719,411

See accompanying notes to unaudited condensed consolidated financial statements.

#

CCI GROUP, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

			For the period
			January 11, 2001
	For the Six Months Ended		(Date of Inception)
	June 30,		through
	2004	2003	June 30, 2004
Cash Flows From Operating Activities
Net loss	$ (2,356,804)	$ (447,733)	$ (6,439,866)
Adjustments to reconcile net loss to net cash
from operating activities:
Depreciation	27,390	-	27,390
Issuance of common stock and warrants for services	300,000	-	2,743,326
Amortization of deferred offering costs, discount
on notes payable and land lease rights	210,672	-	296,538
Gain on foreign currency exchange	(10,846)	-	(10,846)
Changes in operating assets and liabilities:
Receivables	(268)	(1,000)	(268)
Employee advance	-	(11,250)	(6,199)
Deposits	-	-	(15,900)
Accounts payable	186,053	18,627	274,367
Accrued expenses	87,077	4,728	47,196

Net Cash Used in Operating Activities	(1,556,726)	(436,628)	(3,084,262)

Cash Flows from Investing Activities
Cash paid for property and equipment	(729,014)	-	(1,771,417)
Issuance of note receivable	-	(400,000)	(400,000)
Payments received on note receivable	-	340,000	400,000

Net Cash Used in Investing Activities	(729,014)	(60,000)	(1,771,417)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable and warrants	2,503,500	-	4,310,500
Cash paid for offering and financing costs	(263,106)	-	(580,023)
Principle payments on capital lease	(112,672)	-	(112,672)
Issuance of common stock for exercise of warrants	-	-	690
Proceeds from issuance of common stock	-	-	1,348,626
Contribution of capital with no issuance of shares	-	-	2,200
Cash received in purchase of Kinship	-	-	32,308

Net Cash Provided by Financing Activities	2,127,722	-	5,001,629

Net Change in Cash and Cash Equivalents	(158,018)	(496,628)	145,950

Effect of Exchange Rate Change on Cash	10,846	-	10,846

Cash and Cash Equivalents, Beginning of Period	303,968	631,112	-

Cash and Cash Equivalents, End of Period	$ 156,796	$ 134,484	$ 156,796

See accompanying notes to unaudited condensed consolidated financial statements.

#

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

The Company is considered to be a development stage company with its activities to date consisting of developing a network of “members’ only” resorts by acquiring or controlling boutique style resorts located in the Caribbean. The Company acquired its first resort, a 24 room property located in Barbuda West Indies, in September 2003. The Barbuda property commenced operations in April 2004. The Company plans to sell memberships which entitle the member to use the resorts under a membership plan.

Consolidation – The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company accounts and transactions have been eliminated in consolidation.

Interim Financial Information – The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the six-month period ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.  The accompanying financial statements should be read in conjunction with the Company’s most recent audited financial statements.

Basic and Diluted Loss Per Share — At June 30, 2004, there were 3,749,730 warrants outstanding that were not included in the computation of diluted net loss per share as their effects would be anti-dilutive, thereby decreasing the net loss per common share.

Stock Based Compensation — The Company accounts for stock options/warrants issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations (“APB 25”).  Under APB 25, compensation expense is recognized if an option’s exercise price on the measurement date is below the fair value of the Company’s common stock.  The Company accounts for options and warrants issued to non-employees at their fair value in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

The Company did not issue any options or warrants to the directors, officers or employees during the three and six months ended June 30, 2004 or 2003.

Business Condition – The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements for the period from January 11,

2001 (date of inception) through June 30, 2004, the Company earned nominal revenue and incurred a net loss of $6,439,866.  The lack of material revenues and the loss from operations raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount and classification of liabilities which might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. The Company’s management has raised capital and acquired operating resort properties in the Caribbean in anticipation of commencing operations and ultimately attaining successful operations; however, there is no assurance that this will occur.

NOTE 2 – NOTES PAYABLE

Subordinated Notes Payable

On September 1, 2003, the Company commenced a private placement of subordinated notes payable, with a minimum offering of $450,000 and a maximum offering of $10,000,000. The notes are offered at 100% of the face or principal amount in the minimum denomination of $25,000, with $1,000 increments thereafter. The notes mature on August 31, 2008 and will be payable in full at maturity. Interest on the notes accrues at the rate of 12% per annum, payable quarterly. Each note is redeemable at the election of the Company at any time at a price of 106% of the principal amount of each note.

During the six months ended June 30, 2004, the Company issued notes totaling $2,503,500.  The Company received $2,253,150 net of offering costs of $250,350. From the commencement of the offering through June 30, 2004, the Company has issued notes totaling $4,310,500. Interest payable relating to the notes was $136,924 at June 30, 2004. Subsequent to June 30, 2004, the Company received an additional $49,500 in proceeds, net of cash offering costs of $5,500.

The notes contain an immediately detachable stock purchase warrant which enables the holder to acquire common stock of the Company. The warrants enable the holder to purchase 300 shares of the Company’s common stock for each $1,000 in face value of the notes subscribed. The warrants expire five years from the date of issuance. The per share exercise price for the warrant shares will be the lesser of: $1 or 50% of the closing bid price of the Company’s common stock on the termination date of the offering.  The Company issued 751,050 warrants relating to the notes payable issued during the six months ended June 30, 2004 at exercise prices ranging from $0.75 to $1.00.

The proceeds from the offering for the six months ended June 30, 2004 were allocated to the financial instruments issued, based upon their relative fair values and resulted in an allocation of $1,864,780 to the notes before deferred financing costs of $186,478 and $574,848 (which includes $63,872 of offering costs) to the warrants. While the allocated value of the warrants was less than their fair value of $861,856, the fair value of the warrants was measured using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 3.61%, expected dividend yield of 0%, volatility of 55%, and expected lives of 5 years.

The total deferred financing costs at June 30, 2004 of $1,042,677 and the discount on the notes of $1,136,777 will be amortized as interest expense through August 31, 2008.  Interest expense recognized for the six months ended June 30, 2004 was $182,892.

NOTE 3 – STOCKHOLDERS’ EQUITY AND STOCK WARRANTS

Warrants- As discussed in Note 2, the Company has entered into an agreement relating to the private placement offering of subordinated notes payable which began in September 2003.  During the six months ended June 30, 2004, the company issued warrants to purchase 751,050 shares of common stock.  At June 30, 2004, the Company had 3,749,730 warrants outstanding.

Common Stock- In June 2004, as consideration for a full release of any claims against the Company, two former officers were each granted 100,000 shares of common stock. These shares were valued at $300,000 ($1.50 per share), which was the market value of the stock on the date of issuance, and included in the accompanying financial statements as part of general and administrative expense.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The Company paid $179,254 of interest expense during the six months ended June 30, 2004.

NOTE 5 – CONTINGINCIES

During the second quarter of 2004, the former president of the Company’s subsidiary filed a counter claim against the Company in response to a complaint filed by the Company. In March 2004, the Company and its subsidiary filed a complaint against the former president of the Company’s subsidiary seeking declaratory relief against certain claims made by the former president against the Company. In the counter claim the former president contends he was, 1) entitled to participate in the November 2002 stock exchange agreement between the Company and its subsidiary and, under the terms of the stock exchange agreement, is entitled to a total of 3,544,170 shares of the Company’s common stock and 2) was terminated without sufficient cause under his employment agreement, thus he is entitled to additional cash compensation of approximately $50,000.

On October 21, 2003, the Company’s subsidiary terminated its employment relationship with the former president under a “for cause” provision in the employment agreement. The Company’s declaratory action seeks the court to determine, 1) that the former president at no time was a shareholder of the Company or its subsidiary and thus not entitled to participate in the stock exchange agreement and 2) that the former president was properly discharged for cause under the agreement and is not entitled to any additional compensation or other claims.

The Company has responded to the counterclaim denying the claims of the former president. The parties are currently conducting discovery in this matter and no estimate of the outcome can be readily determined.

NOTE 6 – SUSEQUENT EVENT

Subordinated Notes Payable

Subsequent to June 30, 2004, the Company received an additional $49,500 in proceeds, net of cash offering costs of $5,500.

Laurus Transaction .

On July 29, 2004, the Company entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., a Cayman Island company (Laurus). Under the agreement, the Company issued to Laurus a convertible term note in the aggregate principal amount of $10,500,000. The term of the note is three years and bears interest at the rate of prime plus two percent, subject to a minimum rate and adjustments. The funds received from the note, less a $367,500 fee payable to Laurus, have been placed in a restricted bank account under the sole dominion and control of Laurus. The ability to use the funds is subject to limitations and restrictions. The Company is required to make monthly payments of principal and interest, on amounts not in the restricted account, with principal payments commencing November 1, 2004. For amounts drawn from the restricted account on or prior to July 29, 2005, the principal payments will be based on a ten year amortization schedule and for amounts drawn from the restricted account after such date, the principal payments will be based on a five year amortization schedule. The Company has the right to prepay all amounts drawn down by paying 101% of such amount in cash. The note is convertible into common stock at a fixed price of $1.37 per share.

In connection with the agreement and term note, the Company issued Laurus stock options and stock purchase warrants to acquire the Company’s common stock. The stock option agreement enables Laurus to acquire up to 2,786,941 shares of common stock, fully diluted as of the date of the closing. The option is exercisable during a 10 year term at an exercise price of $.0036 per share.

The agreement also grants Laurus stock purchase warrants that provide the right to acquire 807,692 shares of the Company’s common stock during a seven year term. The exercise prices of the warrant are $2.26, $2.40, and $2.74, respectively, each for one third of the common shares covered under the warrant. On or before August 29, 2004, the Company is required to file a registration statement with the Securities and Exchange Commission (Commission) covering the common stock issuable upon conversion of amounts due under the note, as described above, as well as the  common shares issuable upon exercise of the stock options and the stock purchase warrants described above.  The total number of common shares to be received by Laurus upon conversion of the note and upon exercise of the stock options and stock purchase warrants may not exceed 4.99% of the outstanding common stock, although, Laurus may void the stated limitation by providing the Company with 75 days notice of their election to void the limitation.

For accounting purposes, the Company is still evaluating the classification of the transaction and the allocation of the value assigned to the notes payable, stock warrants, stock options and any resulting discount on the notes payable.

Promissory Notes

During July 2004, the Company entered into promissory notes totaling $503,000.  Interest accrues on these notes at a rate of 12% and the interest and principal are due in January 2005.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company has a consulting agreement in place which provides for a finders fee equal to 5% of the purchase price of any properties the Company purchases that were introduced by the consultant.  Under this agreement, the Company will pay $250,000 to the consultant for the purchase of the Palmetto Beach Hotel when the Company obtains title to the property at the end of the lease.

CCI GROUP, INC. AND SUBSIDIARIES

(A Development Stage Company)

TABLE OF CONTENTS

Report of Independent Certified Public Accountants

F-2

Consolidated Balance Sheets as of December 31, 2003 and 2002

F-3

Consolidated Statements of Operations for the Years Ended December 31, 2003 and 2002,

    and for the Period from January 11, 2001 (Date of Inception) through December 31, 2003

F-4

Consolidated Statements of Stockholders’ Equity for the Period

    from January 11, 2001(Date of Inception) through December 31, 2001 and for the Years Ended December 31, 2002 and 2003

F-5

Consolidated Statements of Cash Flows for the Years Ended

    December 31, 2003 and 2002, And for the Period from January 11, 2001

    (Date of Inception) through December 31, 2003 and for the Period from

    June 25, 1996 (Date of Inception) through September 30, 2002 (Unaudited)

F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 and

    2000 and for the Period from June 25, 1996 (Date of Inception) through December 31, 2001

F-6

Notes to Consolidated Financial Statements

F-7

F-#

HANSEN, BARNETT & MAXWELL

A Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

5 Triad Center, Suite 750

Salt Lake City, UT 84180-1128

Phone: (801) 532-2200

Fax: (801) 532-7944

www.hbmcpas.com

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and the Shareholders

CCI Group, Inc.

We have audited the accompanying consolidated balance sheets of CCI Group, Inc. and subsidiaries (a development stage company) as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended and for the period January 11, 2001 (Date of Inception) through December 31, 2003.   These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCI Group, Inc. and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended and for the period January 11, 2001 (Date of Inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company with no revenues, and has incurred losses since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hansen, Barnett & Maxwell

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

March 25, 2004

F-#

CCI GROUP, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
ASSETS
Current Assets
Cash	$ 303,968	$ 631,112
Total Current Assets	303,968	631,112
Property and Equipment, Net	3,542,403	-
Other Assets
Deposits	15,900	17,700
Note receivable - employee	6,199	-
Deferred financing costs, net of accumulated amortization of $51,752	804,447	-
Land lease rights, net of accumulated amortization of $18,520	1,981,480	-
Total Other Assets	2,808,026	17,700
Total Assets	$ 6,654,397	$ 648,812
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 101,068	$ 12,754
Commission payable	12,756	-
Accrued expenses	107,365	16,939
Current portion of capital lease payable	245,572	-
Total Current Liabilities	466,761	29,693
Noncurrent Liabilities
Notes payable, net of amortized discount of $482,463	1,324,537	-
Capital lease payable, net of current portion	4,254,428	-
Total Noncurrent Liabilities	5,578,965	-
Stockholders' Equity
Common stock - no par value; 50,000,000 shares authorized;
9,461,907 and 10,719,411 shares outstanding, respectively	4,691,733	1,220,061
Deficit accumulated during the development stage	(4,083,062)	(600,942)
Total Stockholders' Equity	608,671	619,119
Total Liabilities and Stockholders' Equity	$ 6,654,397	$ 648,812

The accompanying notes are an integral part of these financial statements.

F-#

CCI GROUP, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

			For the period
			January 11, 2001
			(Date of Inception)
			through
	For the Years Ended December 31,		December 31,
	2003	2002	2003
Revenue	$ -	$ -	$ -
General and administrative expenses	3,299,418	601,486	3,901,994
Loss from Operations	(3,299,418)	(601,486)	(3,901,994)
Interest expense	(195,918)	-	(195,918)
Interest income	13,216	1,634	14,850
Net Loss	$ (3,482,120)	$ (599,852)	$ (4,083,062)
Basic and Diluted Loss per Share	$ (0.33)	$ (0.12)
Weighted Average Number of
Common Shares Outstanding	10,542,848	4,857,262

The accompanying notes are an integral part of these financial statements.

F-#

CCI GROUP, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Deficit
			Accumulated
			During the	Total
	Common Stock		Development	Stockholders'
	Shares	Amount	Stage	Equity

Balance, January 11, 2001 (Date of Inception)	-	$ -	$ -	$ -

Capital contribution
January 2001 - no shares issued	-	2,200	-	2,200
Net loss for the period from January 11, 2001
through December 31, 2001	-	-	(1,090)	(1,090)
Balance, December 31, 2001	-	2,200	(1,090)	1,110

Stock issued for cash and services
June 2002 - $0.02 per share	3,544,170	66,020	-	66,020
July 2002 - $0.02 per share	295,348	5,500	-	5,500
October 2002 - $0.26 per share	531,626	140,400	-	140,400
July through October 2002 - $0.26 per share
net of deferred offering costs of $148,937	4,855,517	1,133,633	-	1,133,633
November 2002 - Acquisition of Kinship
Systems, Inc. $(0.09) per share	1,492,750	(127,692)	-	(127,692)
Net loss	-	-	(599,852)	(599,852)
Balance, December 31, 2002	10,719,411	1,220,061	(600,942)	619,119

Stock issued for services - January through
October 2002 - $1.50 to $2.50 per share	116,666	298,426	-	298,426
Exercise of warrants - June 2003 - $0.001 per share	690,000	690	-	690
Issuance of warrants in connection with debentures -
September through December 2003	-	1,173,556	-	1,173,556
Issue of warrants for services - September 2003	-	1,999,000	-	1,999,000
Redemption of shares
September 2003 - no consideration given	(2,044,170)	-	-	-
October 2003 - no consideration given	(20,000)	-	-	-
Net loss	-	-	(3,482,120)	(3,482,120)

Balance, December 31, 2003	9,461,907	$ 4,691,733	$ (4,083,062)	$ 608,671

The accompanying notes are an integral part of these financial statements.

F-#

CCI GROUP, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the period
			January 11, 2001
			(Date of Inception)
			through
	For the Years Ended December 31,		December 31,
	2003	2002	2003
Cash Flows From Operating Activities
Net loss	$ (3,482,120)	$ (599,852)	$ (4,083,062)
Adjustments to reconcile net loss to net cash
from operating activities:
Issuance of common stock and warrants for services	2,297,426	145,900	2,443,326
Amortization of deferred offering costs, discount
on notes payable and land lease rights	85,866	-	85,866
Employee advance	(6,199)	-	(6,199)
Deposits	1,800	(17,700)	(15,900)
Accounts payable	88,314	-	88,314
Accrued expenses	90,426	(130,307)	(39,881)

Net Cash Used in Operating Activities	(924,487)	(601,959)	(1,527,536)

Cash Flows from Investing Activities
Cash paid for property and equipment	(1,042,403)	-	(1,042,403)
Issuance of note receivable	(400,000)	-	(400,000)
Payments received on note receivable	400,000	-	400,000

Net Cash Used in Investing Activities	(1,042,403)	-	(1,042,403)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable and warrants	1,807,000	-	1,807,000
Cash paid for offering and financing costs	(167,944)	(148,973)	(316,917)
Issuance of common stock for exercise of warrants	690	-	690
Proceeds from issuance of common stock	-	1,348,626	1,348,626
Contribution of capital with no issuance of shares	-	-	2,200
Cash received in purchase of Kinship	-	32,308	32,308

Net Cash Provided by Financing Activities	1,639,746	1,231,961	2,873,907

Net Change in Cash and Cash Equivalents	(327,144)	630,002	303,968

Cash and Cash Equivalents, Beginning of Period	631,112	1,110	-

Cash and Cash Equivalents, End of Period	$ 303,968	$ 631,112	$ 303,968

The accompanying notes are an integral part of these financial statements.

F-#

CCI GROUP, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization and Nature of Business – The Company was incorporated in Utah on February 1, 2000 under the name of Kinship Communications, Inc (Kinship). On November 18, 2002, the Company entered into a share exchange agreement with Caribbean Clubs International, Inc., a Delaware corporation (“CCI-Delaware”). Pursuant to the agreement, all of the shareholders of CCI-Delaware exchanged their shares for common stock of Kinship on a 1 for 11.8139 ratio (rounded to whole shares). As part of that transaction, the then officers and directors of Kinship resigned and were replaced by the Company’s current officers and directors. Kinship Systems, Inc. changed its name to Caribbean Clubs International, Inc. On August 29, 2003, the Company changed its name from Caribbean Clubs International, Inc. to CCI Group, Inc (CCI). On November 21, 2002, CCI-Delaware changed its name to CCI Resort Development Corporation, and is a wholly owned subsidiary of the Company. CCI-Delaware was incorporated in the State of Delaware on January 11, 2001.

For accounting purposes CCI was determined to be the acquiring entity. As a result the effect was the reorganization of CCI at the historical cost of its assets and liabilities in a manner similar to a stock split. The accompanying financial statements reflect the operations of CCI for all periods presented and have been restated to reflect the common shares issued in the reorganization as though they had been issued on the dates capital was contributed to CCI.

In accordance with SFAS 141 Business Combinations and EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business the agreement has been accounted for as the reorganization of CCI and the acquisition of Kinship’s assets. Accordingly, the 1,492,750 Kinship common shares that remained outstanding were accounted for as issued on November 18, 2002 in exchange for the assets and liabilities of Kinship and were recorded at the fair value of the assets and liabilities on November 18, 2002. At the date of acquisition, the estimated fair value of the assets acquired and liabilities assumed was as follows: $32,308 of cash and $160,000 of liabilities. For financial statement purposes CCI is considered the parent corporation.

The Company is considered to be a development stage company with its activities to date consisting of developing a network of “members’ only” resorts by acquiring or controlling boutique style resorts located in the Caribbean.  The company plans to sell memberships which entitle the member to use the resorts under a membership plan.  As of December 31, 2003, none of the Companies’ properties were operational.

Consolidation – The accompanying consolidated financial statements include the accounts and transactions of CCI for all periods presented and the accounts and transactions of its subsidiary from the date of its acquisition. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Condition – The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements for the period from January 11, 2001 (date of inception) through December 31, 2003, the Company earned no revenue and incurred a net loss of $4,083,062. The lack of operations and the loss from operations raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount and classification of liabilities which might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. The Company’s management has raised capital and acquired operating resort properties in the Caribbean in anticipation of commencing operations and ultimately attaining successful operations; however, there is no assurance that this will occur.

Cash and Cash Equivalents – Cash and cash equivalents include highly liquid debt investments with original maturities of three months or less, readily convertible to known amounts of cash. At December 31, 2003 the Company had cash in excess of federally insured limits.

Property and Equipment — Equipment, and furniture and fixtures are stated at cost. As of December 31, 2003, the property and equipment have not been placed into service and accordingly, no depreciation has been recorded.  When the property and equipment are placed into service, depreciation will be computed using the straight-line method over the estimated useful lives of the assets.  Expenditures for maintenance, repairs, and renewals will be charged to expense as incurred.  Expenditures for major renewals and betterments that extend the useful lives of existing equipment will be capitalized and depreciated. On retirement or disposition of property and equipment, the cost and accumulated depreciation will be removed and any resulting gain or loss is recognized in the statement of operations.

Long-lived assets are reviewed for impairment yearly.  Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Based on the evaluation, no impairment was considered necessary during the years ended December 31, 2003 or 2002.

Deferred Offering Costs – The Company capitalizes direct costs associated with the acquisition of debt and equity financing which are netted against the actual proceeds.  These offering costs are amortized to interest expense over the life of the financing.

Income Taxes — The Company recognizes the amount of income taxes payable or refundable for the current year and recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement amounts of certain assets and liabilities and their respective tax bases. Deferred tax assets and deferred liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent that uncertainty exists as to whether the deferred tax assets will ultimately be realized.

Basic and Diluted Loss Per Share — Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period.  Diluted loss per share is calculated to give effect to potentially issuable common shares except during loss periods when those potentially issuable common shares would decrease the loss per common share. At December 31, 2003, there were 2,998,680 potentially issuable shares that were not included in the earnings per share calculation as there effects would be anti-dilutive.

Stock Based Compensation — The Company accounts for stock options/warrents issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations (“APB 25”).  Under APB 25, compensation expense is recognized if an option’s exercise price on the measurement date is below the fair value of the Company’s common stock.  The Company accounts for options and warrants issued to non-employees at their fair value in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

The accompanying financial statements include expense totaling $1,999,000 for stock options/warrants granted to employees during the year ended December 31, 2003.  Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company’s net loss applicable to common shareholders would have been increased to the pro forma amount indicated below for the year ended December 31, 2003 as well as the assumptions used to compute fair value:

December 31,	2003	2002
Net loss applicable to common shareholders, as reported	$(3,482,120)	$ (599,852)
Add: Stock based employee compensation included
in reported net loss	1,999,000	-
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards	(1,999,144)	-
Pro forma net loss per common share	$(3,482,264)	$ (599,852)

Loss per share, basic and diluted:
As Reported	$ (0.33)	$ (0.12)
Pro forma	$ (0.33)	$ (0.12)

The assumptions used to compute fair value for the stock based compensation is as follows:

Expected dividend yield	-	-
Risk-free interest rate	3.12%	-
Expected volatility	54.47%	-
Expected life	5 years	-
Weighted average fair value per share	$ 2.00	-

F-#

CCI GROUP, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Recent Accounting Pronouncements — In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which requires that certain financial instruments be presented as liabilities that were previously presented as equity or as temporary equity. Such instruments include mandatory redeemable preferred and common stock, and certain options and warrants.  The Company adopted the requirements of SFAS 150 which had no effect on reported net loss.

In November 2002, the FASB issued Financial Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”  FIN 45 sets forth the disclosures required by a guarantor in its financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The Company adopted the requirements FIN 45 which had no effect on reported net loss.

Fair Values of Financial Instruments — The carrying amounts reported in the balance sheet for notes receivable and payable approximate their fair values because the interest rates approximate current interest rates to be received and charged on similar receivables and borrowings.

Reclassifications — The financial statements for the prior year have been reclassified to be consistent with the current presentation.  The reclassifications had no effect on net loss.

NOTE 2 – ACQUISITION OF RESORT PROPERTY

Sub-Lease Agreement – During September 2003, Beach Properties Barbuda Limited, a company organized under the laws of Antigua and a wholly owned subsidiary of the Company, entered into a sub-lease agreement with Impresa Guffanti Constructioni Edili SRL (“sub-lessor”), an Italian company, for a resort known as the Palmetto Beach Hotel, located in Barbuda, West Indies. The sub-lessor is unaffiliated with the Company and its officers and directors.

The resort is located on 90 acres of land leased from the Government of Antigua and Barbuda for a term of 99 years which commenced in 1989. Under the sublease agreement, the Company subleased from the sub-lessor the real property, buildings, and fixtures, and leased the remaining assets of the resort (collectively, the “Assets”). The Government of Antigua and Barbuda approved the sublease to the Company’s subsidiary, Beach Properties Barbuda Limited.

The sublease agreement commenced on September 18, 2003, when the Company made the initial payment of $500,000 under the agreement.  The sublease extends for a period of 9 years, and provides for quarterly payments of rent during the term. The rental amounts are as follows: $123,530 is due on January 1, 2004 with like payments due quarterly thereafter to October 1, 2005; $218,145 is due on January 1, 2006 with like payments due quarterly thereafter to October 1, 2010; and $94,614 is due on January 1, 2011 with like payments due quarterly thereafter to October 1, 2012. The Company has the right to prepay the rental amounts prior to their respective due dates, provided that, if the entire rental amount is prepaid prior to January 1, 2006, the Company will pay the sub-lessor an additional sum of $50,000. Any amounts prepaid shall be discounted at the rate of 7%.

Within 30 days of paying the full rental amounts, the Company has an option under the sublease agreement to acquire the Assets (subject to the underlying governmental lease) upon payment of the sum of $1 to the sub-lessor.

The resort was opened for business in April 2004.

Accounting Treatment for Sub-Lease – The sublease agreement was accounted for as a capital lease. The business acquired, and the underlying assets, was accounted for using the purchase method of accounting, whereby the fair value of the assets acquired by the Company is used to allocate the purchase price to the tangible and intangible assets acquired, with any excess allocated to goodwill. The total purchase price for Palmetto Beach Hotel was $5,000,000. Of the purchase price, the Company paid $500,000 at the inception of the agreement and financed the remaining purchase price of $4,500,000 through the lease agreement described above. The imputed interest rate on the lease payable is 5.24%.

Of the entire capitalized purchase price of $5,000,000, $3,000,000 was allocated to tangible property, buildings and equipment with expected lives ranging from 5 to 40 years.  Since the property had not yet been placed in service, no depreciation was taken through December 31, 2003.  The remaining $2,000,000 was allocated to lease rights pertaining to 80 acres of undeveloped land. The government of Barbuda has granted the Company rights to develop this land during the lease term which will be amortized over 36 years.  For the year ended December 31, 2003 the company recognized $18,520 of amortization expense.  The company expects to recognize $55,560 of amortization expense related to the lease each year for the next 36 years.

Pro Forma Information –The following unaudited pro forma financial statement data presents the results of operations of the Company for the years ended December 31, 2003 and 2002, respectively as if the asset acquisition had occurred at the beginning of those periods. The unaudited pro forma results have been prepared for illustrative purposes only and do not purport to represent what the Company’s results of operations actually would have been had the asset acquisition been made when assumed, nor is it indicative of actual or future operating results that may occur.

For the Years Ended December 31,	2003	2002
Revenue	$ 99,882	$ 100,000
Net loss	$(3,785,964)	$ (565,843)
Basic and diluted loss per common share	$ (0.36)	$ (0.22)

NOTE 3 – RELATED PARTY TRANSACTION

During the year ended December 31, 2003, the Company advanced an officer a total of $11,250 and the officer repaid $5,051 of that amount, resulting in a net receivable of $6,199 at December 31, 2003.  During September 2003, the advance was converted into a note that bears interest at 12 percent per annum. The note is unsecured and due on demand.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

December 31,	2003	2002
Equipment	$ 273,359	$ -
Buildings	2,750,000	-
Deposit for construction	519,044	-
	3,542,403	-
Accumulated depreciation	-
Property and Equipment, net	$ 3,542,403	$ -

NOTE 5 – NOTES PAYABLE

On September 1, 2003, the Company commenced a private placement of subordinated notes payable, with a minimum offering of $450,000 and a maximum offering of $10,000,000. The notes are offered at 100% of the face or principal amount in the minimum denomination of $25,000, with $1,000 increments thereafter. The notes mature on August 31, 2008 and will be payable in full at maturity. Interest on the notes accrues at the rate of 12% per annum, payable quarterly.  Each note is redeemable at the election of the Company at any time at a price of 106% of the principal amount of each note. As of December 31, 2003, the Company issued notes totaling $1,807,000. The Company received $1,639,056 in proceeds, net of offering costs of $180,700.  Interest payable relating to the notes was $31,346 at December 31, 2003.  Subsequent to December 31, 2003, the Company received an additional $1,431,744 in proceeds, net of cash offering costs of $173,256.

The notes contain an immediately detachable stock purchase warrant which enables the holder to acquire common stock of the Company. The warrants enable the holder to purchase 300 shares of the Company’s common stock for each $1,000 in face value of the notes subscribed. The warrants expire five years from the date of issuance. The per share exercise price for the warrant shares will be the lesser of: $1 or 50% of the closing bid price of the Company’s common stock on the termination date of the offering. Total warrants outstanding relating to the notes payable was 542,100 at December 31, 2003.

The proceeds from the offering were allocated to the financial instruments issued, based upon their relative fair values, and resulted in an allocation of $1,308,943 to the notes before deferred financing costs of $130,894 and $448,251 (which includes $49,806 of offering costs) to the warrants.  The deferred financing costs of $130,894 and the discount on the notes of $498,057 will be amortized as interest expense through August 31, 2008.  Interest expense recognized through December 31, 2003 was $19,284.  While the allocated value of the warrants was less than their fair value of $691,759, the fair value of the warrants was measured using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 3.30%, expected dividend yield of 0%, volatility of 58%, and expected lives of 5 years.

NOTE 6 – STOCKHOLDERS’ EQUITY AND STOCK WARRANTS

Common Stock- On September 15, 2003, the Company and its Chairman entered into an agreement whereby the Chairman resigned from his position. As part of the resignation, the former Chairman surrendered 2,044,170 shares of common stock for no consideration. After the shares were surrendered to the Company, the shares were retired.

On October 29, 2002, the Company issued 531,626 common shares as compensation for services valued at $0.26 per share, which resulted in recognition of $140,400 in consulting fees.

From July to October 2002, the Company issued 4,855,517 common shares in conjunction with a private placement for $1,133,633 net of offering costs of $148,937.

On June 30, 2002 and July 19, 2002, the Company issued a total of 3,839,518 common shares to the Company’s president and its attorney in consideration for $71,520 cash and services rendered in conjunction with the formation of the Company. These services were valued $0.02 per share.

The Company recorded the acquisition of Kinship by reflecting the 1,492,750 shares of Kinship common stock outstanding on November 18, 2002 at the fair value of the assets and liabilities of Kinship. The estimated fair value of the assets acquired and liabilities assumed were as follows: $32,308 of cash and $160,000 of liabilities. The liabilities of $160,000 represent a $30,000 finder’s fee and a payment of $130,000 owed to the founders of Kinship.

As part of the reverse acquisition of Kinship, the Company agreed to re-purchase 20,000 of the originally issued stock at a price per share of $2.50, if the Company did not register the shares with the Securities and Exchange Commission by March 31, 2003.  The Company failed to register the shares by March 31, 2003, and the stock was exchanged for a resort membership.  At the time of the transaction the resort was not operational; therefore no value was assigned to the membership.

Effective August 2002, the Company entered into a three year employment agreement with its president pursuant to which the officer would be paid an annual salary of $125,000. In addition, the officer was entitled to receive up to 300,000 shares of common stock on an earn out basis.  The agreement could be terminated by either party with advance written notice one year after its effective date.  For the year ended December 31, 2003, the Company issued 116,666 shares of stock to the officer as compensation under this agreement.  The fair value of the stock when issued was $298,426.  The agreement was terminated in October 2003.

Warrants- As discussed in Note 5, during October 2002, the Company entered into an agreement relating to the private placement offering of subordinated notes payable which began in September 2003.  As part of this offering, the company issued warrants to purchase 542,100 shares of common stock.

Concurrent with the consummation of the offering, the Company agreed to issue an entity handling the offering, warrants to purchase 500,000 shares of common stock. The warrants have a five-year term and are exercisable at the lesser of: $1 or 50% of the closing bid price of the Company’s common stock on the termination date of the offering.  On September 1, 2003, the Company issued 500,000 warrants to this entity, which had a fair value of $725,305.  The fair value of these warrants was measured using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 3.12%, expected dividend yield of 0%, volatility of 54.47%, and expected life of 5 years.  The value of the warrants was capitalized as deferred financing costs and will be amortized to interest expense through the due date of the notes payable (August 2008).  Interest expense recognized through December 31, 2003 was $48,062.

During September 2003, the Company issued a director, warrants to purchase 1,000,000 shares of common stock for services rendered.  These warrants have an exercise price of $0.001 per share, are exercisable upon issuance and expire five years from the date of issuance.  Upon issuing these warrants, the Company recognized $1,999,000 as compensation expense which is the difference between the exercise price and the market value of stock on the grant date.

In connection with the private placement of common stock from August to October 2002, the Company issued warrants to a registered broker dealer, to purchase 13% of the fully diluted common shares of the Company payable on a pro rata basis on the date of the closing (1,646,580 shares). The warrants have a five-year term and are exercisable at $0.001 per share.  Since the warrants were issued as part of an equity transaction, no value was allocated to the warrants.  On June 30, 2003, this entity exercised its right to purchase the Company’s stock at $0.001 per share and purchased 690,000 shares of stock for $690.

At December 31, 2003, the weighted average remaining life for all warrants outstanding was 4.37 years.  A summary of warrants outstanding is as follows:

		Exercise Price	Weighted Avg
	Warrants	Range	Exercise Price
Outstanding at December 31, 2001	-	$ -	$ -
Warrants granted	1,646,580	0.001	0.001
Outstanding at December 31, 2002	1,646,580	0.001	0.001
Warrants granted in connection with debentures	1,042,100	*	*
Warrants granted as compensation	1,000,000	0.001	0.001
Warrants exercised	(690,000)	0.001	0.001
Outstanding at December 31, 20003	2,998,680	*	*

Exercisable at December 31, 2003	2,998,680	*	*

* Exercise price for warrants granted in connection with debentures are to be the lessor of $1.00 or 50% of the closing stock price on the date the debenture funding terminates.

NOTE 7 – INCOME TAXES

The Company has paid no federal or state income taxes since its incorporation.  As of December 31, 2003, the Company had net operating loss carry forwards for federal income tax reporting purposes of $1,999,356 which, if unused, will begin to expire in 2022.  The net deferred tax asset consists of the following at December 31, 2003 and 2002:

	2003	2002
Operating loss carryforwards	$ 745,760	$ 220,893
Stock compensation granted	745,627	-
Valuation allowance	(1,491,387)	(220,893)
Net deferred tax asset	$ -	$ -

The following is a reconciliation of the income tax computed using the federal statutory rate to the provision for income taxes:

	2003	2002
Tax at Federal statutory rate (34%)	$(1,158,074)	$ (200,996)
State benefit, net of federal tax	(112,420)	(19,490)
Change in valuation allowance	1,270,494	220,486
Income tax provision	$ -	$ -

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Operating Lease – In November 2002, the Company entered into a five-year operating lease for office space. The lease was effective December 1, 2002. Under terms of the lease, the Company will pay $5,300 per month through May 2008. The future minimum payments under this lease as of December 31, 2003 are as follows:

Year Ending December 31,
2004	$ 63,600
2005	63,600
2006	63,600
2007	63,600
2008	21,200

$ 275,600

The Company incurred rent expense of $63,600 and $80,989 during the years ended December 31, 2003 and 2002, respectively.

Capital Lease – As discussed in Note 2, the Company entered into a capital lease obligation for the acquisition of resort property.  The following schedule shows the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2003:

Year Ending December 31,
2004	$ 494,121
2005	494,121
2006	872,578
2007	872,578
2008	872,578
Thereafter	2,007,950
Net minimum lease payments	5,613,926
Less: amount representing interest	(1,113,926)
Present value of net minimum lease payments	4,500,000
Less: current portion	(245,572)
Capital lease obligation-long term	$ 4,254,428

NOTE 9 – SUPPLEMENTAL CASH FLOW INFORMATION

For the Years Ended December 31,	2003	2002
Supplemental cash flow information-
Cash paid for interest	$ 21,206	$ -
Non-cash investing and financing activities-
Acquisition of land lease rights and equipment
through issuance of capital lease payable	$ 4,500,000	$ -
Issuance of warrants as deferred financing
costs in connection with debentures	$ 725,305	$ -
Liabilities assumed less cash received through
the acquisition of Kinship Systems, Inc.	$ -	$ 127,692

F-#

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 .. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Utah Revised Business Corporations Act ("URBCA") states that each director shall discharge his duties as a director, including duties as a member of a committee, and each officer with discretionary authority shall discharge his duties under that authority: (a) in good faith;  (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and  (c) in a manner the director or officer reasonably believes to be in the best interests of the corporation., A director or officer is not liable to the corporation, its shareholders, or any conservator or receiver, or any assignee or successor-in-interest thereof, for any action taken, or any failure to take any action, as an officer or director, as the case may be, unless:  (a) the director or officer has breached or failed to perform the duties of the office in compliance with the URBCA; and  (b) the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the corporation or the shareholders.  URBCA further states that a corporation may eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for: (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders;  (c) a violation of URBCA; or (d) an intentional violation of criminal law.

Our by-laws provide indemnity statements for general indemnities and relief from liability for management.  These indemnities, as well as Utah law as stated above, provide for general indemnity, including costs of defense for officers, directors and agents acting within the normal scope of their duty and service, except in the case of willful and reckless conduct.

Our bylaws also permit us to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not we would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

SEC registration fee....................................$ 2,452.39

Legal fees and expenses..............................$25,000

Total............................................................$27,452.39

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Effective November 18, 2002, we entered into a share exchange agreement with Caribbean Clubs International, Inc., a Delaware corporation (CCI-Delaware) pursuant to which we issued 9,226,670 of our common shares to 28 shareholders of CCI-Delaware.  The offering was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, including Rule 506 of Regulation D promulgated thereunder the Act. Each subscriber represented that he was an “accredited investor”, and each subscriber represented his or her intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, appropriate legends were affixed to the share certificates issued in such transactions, and no advertisement or general solicitation was used in connection with the offering.

From October 2003 through July 2004, we raised approximately $4,365,500 in connection with the private placement offering of our subordinated notes. The notes were offered at 100% of the face or principal amount in minimum denomination is $25,000 with $1,000 increments thereafter. The notes mature between August 31, 2008 and May 1, 2009, payable in full at maturity. Interest accrues at the rate of 12% per annum, payable quarterly. Each note contains an immediately detachable stock purchase warrant. The warrant enables the holder to purchase 300 shares of our common  stock for each $1,000 in face value of the Notes subscribed. The exercise period of the warrants is five years from the date of issuance. The per share exercise price for the warrant shares is $0.65. The name and amounts of the subscribers is as follows:

Name

Amount Subscribed

John N. Alaskey

25,000

Atlantis Income Investors Notes, LLC

2,144,700

Atlantis Strategic Total Return Fund, LLC

1,065,000

Gloria M. Beck

35,000

Stephen Beck

12,500

Jill M. Beck

12,500

John Desimony

35,000

Dudley Associates Defined Benefit Plan & Tr.

dtd 1/1/00 David R. Dudley TTEE

40,000

Ernest H. Gault & Lorna L. Gault JTWROS

25,000

Richard H. Gault

50,000

Deborah S. Jones

50,000

John J. Kozak & Sue Anne E. Kozak JTWROS

25,000

Shirley Prager

25,000

Carol Richardson

20,000

Louis Ruggerio JR

12,500

Yuan Liang Tan & Karen Tan JTWROS

100,000

Marilyn Desimony

50,000

George Kozak

25,000

Susan Phillips Read

20,000

Howard J Read

20,000

Marvin L. Huyck

30,000

Theresa A. Loffredo

25,000

Edwin C. Wilmarth

40,000

Rudolph Limpert

25,000

The Andrew & Tiffany Limpert Family Living Trust

dtd 2/15/00 Andrew W. Limpert & Tiffany T. Limpert TTEES

50,000

The offering was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”), including Rule 506 of Regulation D promulgated under the Act. Each subscriber was an “accredited investor,” each subscriber represented his or her intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, appropriate legends were affixed to the securities issued in such transactions, and no advertisement or general solicitation was used in connection with the offering. McGinn Smith & Company, Inc., a registered NASD broker dealer, acted as placement agent and received commissions of 10% of the amount subscribed. They also received a stock purchase warrant to acquire  to purchase 500,000 of our common shares at a price of $0.65 per share. The warrant expires five years from the issuance date.

During 2003, we issued 116,666 shares of our common stock to a former employee of our subsidiary. The stock issuance was exempt from registration pursuant to Section 4(2) of the Act, as the offering was made to a limited number of offerees, the offeree was an officer of the Company’s subsidiary and the common stock was acquired with investment intent.

In June 2004, we agreed to issue to two of our former officers 100,000 common shares each in exchange for a release of claims under our stock exchange agreement entered into in November 2002. The stock issuance was exempt from registration pursuant to Section 4(2) of the Act, as the offering was made to a limited number of offerees  and the common stock was acquired with investment intent.

On July 29, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., pursuant to which we issued to Laurus a convertible term note in the aggregate principal amount of $10,500,000. Mandatory and optional conversion rights to our common stock exist in respect to the obligations under  the  term note, subject to certain conditions. These conversion rights enable Laurus to acquire up to approximately 10,000,000 of our common stock. We also issued Laurus stock options and stock purchase warrants to acquire our common stock. The stock option agreement enables Laurus to acquire 20% of our issued and outstanding shares of common stock, fully diluted as of the date of the closing (or up to 2,786,941 shares). The option is exercisable during a 10 year term, and the total exercise price for all of the options granted is $10,000. The stock purchase warrant grants Laurus the right to acquire 807,692 shares of our common stock during a seven year term. The exercise prices of the warrant are $2. 0 6, $2.40, and $2.74, respectively, each for one third of our common shares covered under the warrant. The transaction with Laurus was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”), including Rule 506 of Regulation D promulgated under the Act. Each subscriber was an “accredited investor,” each subscriber represented his or her intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. We agree to pay McGinn Smith & Company, Inc., a registered NASD broker dealer, a fee of 4% of the amount of the term note. They also received a stock purchase warrant to acquire  to purchase 1,000,000 of our common shares at a price of $0.01 per share. The warrant expires July 29, 2014.

ITEM 27 .. EXHIBITS.

The exhibits filed as part of this Registration Statement are as follows:

EXHIBIT DESCRIPTION

NUMBER

5.1 Opinion of Counsel

23.1 Consent of Accountants

ITEM 28 .. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i)  include any prospectus required  by  Section  10(a)(3)  of the Securities Act of 1933 (the "Securities Act");

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

          (iii)include any  additional or changed  material  information  on the plan of distribution.

     (2) That, for  determining  liability  under the Securities  Act, each such post-effective  amendment  shall  be  treated  as a new  registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective  amendment to remove from  registration any of the securities being registered that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, CCI Group, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S B -2 and has duly caused this Registration Statement on Form S B -2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gros-Islet , S t. Lucia, West Indies on the 30 th day of August 2004.

CCI Group, Inc.

/s/ Fred W. Jackson, Jr.

Fred W. Jackson, Jr.

Chief Executive Officer and

Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S B -2 has been signed below by the following persons in the capacities and on the dates indicated:

Mark C. Casolo                                               August 30 , 2004

Mark. C. Casolo

Director

Fred W. Jackson, Jr.                                        August 30 , 2004

Fred W. Jackson, Jr.

Director